The Redwood Review

4th Quarter 2009

Redwood Trust

TABLE OF CONTENTS

Introduction	3

Shareholder Letter	4

Quarterly Overview	6

Financial Insights	12

▶ Book Value	12

▶ Balance Sheet	14

▶ GAAP Income	18

▶ Taxable Income and Dividends	21

▶ Cash Flow	23

Residential Real Estate Securities	26

Commercial Real Estate Securities	35

Investments in Securitization Entities	37

Appendix

Accounting Discussion	40

Glossary	42

Financial Tables	49

THE REDWOOD REVIEW 4TH QUARTER 2009	1

CAUTIONARY STATEMENT

Cautionary Statement

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2009 under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Statements regarding the following subjects, among others, are forward-looking by their nature: (i) our competitive position and our ability to compete efficiently in the future; (ii) our future capital needs and our ability to access additional capital if needed; (iii) our future investment strategy and our ability to find attractive investments and future trends relating to our pace of acquiring or selling assets, including, without limitation, statements about the likelihood of, and our participation in, future securitization transactions and our potential future investment activity in the commercial real estate sector; (iv) the future returns we may earn on our investment portfolio; (v) future market and economic conditions, including, without limitation, future conditions in the residential and commercial real estate markets and related financing markets; (vi) our beliefs about the future direction of housing market fundamentals, including, without limitation, home prices, mortgage delinquencies, and loan modification programs, inventory of homes for sale, and mortgage interest rates; (vii) our views on the sustainability of government interventions into various financial markets and the possible future effects of the government’s withdrawal from such interventions; (viii) the future of the status of Fannie Mae and Freddie Mac, the role of the Federal Housing Administration, and other issues the resolution of which may depend on political factors and actions; (ix) our expectations regarding future credit losses and impairments on our investments (including as compared to our original expectations and credit reserve levels) and our ability to generate attractive returns even if losses increases above current estimates; (x) the drivers of our future earnings and future trends in operating expenses; (xi) our board of directors’ intention to pay a regular dividend of $0.25 per share per quarter in 2010; (xi) our anticipation of additional losses for tax accounting purposes; and (xii) our expectations relating to tax accounting that we may report a taxable loss in 2010 and that we expect any 2010 dividends will characterized as a return of capital.

Important factors, among others, that may affect our actual results include: general economic trends, the performance of the housing, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers; federal and state legislative and regulatory developments, and the actions of governmental authorities, including those affecting the mortgage industry or our business; our exposure to credit risk and the timing of credit losses within our portfolio; the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own; our exposure to adjustable-rate and negative amortization mortgage loans; the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks; changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies; changes in interest rates; changes in mortgage prepayment rates; the availability of high-quality assets for purchase at attractive prices and our ability to reinvest cash we hold; changes in the values of assets we own; changes in liquidity in the market for real estate securities; our ability to finance the acquisition of real estate-related assets with short-term debt; the ability of counterparties to satisfy their obligations to us; our involvement in securitization transactions and the risks we are exposed to in executing securitization transactions; exposure to litigation arising from our involvement in securitization transactions; whether we have sufficient liquid assets to meet short-term needs; our ability to successfully compete and retain or attract key personnel; our ability to adapt our business model and strategies to changing circumstances; changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities; exposure to environmental liabilities and the effects of global climate change; failure to comply with applicable laws and regulations; our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures; changes in accounting principles and tax rules; our ability to maintain our status as a real estate investment trust (REIT) for tax purposes; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; decisions about raising, managing, and distributing capital; and other factors not presently identified.

This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

2	THE REDWOOD REVIEW 4TH QUARTER 2009

INTRODUCTION

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our web site, www.redwoodtrust.com.

This document, called The Redwood Review, is an additional format for providing information about Redwood through a discussion of many GAAP as well as non-GAAP metrics, such as taxable income and economic book value. Supplemental information is also provided in the Financial Tables in this Review to facilitate more detailed understanding and analysis of Redwood. When we use non-GAAP metrics it is because we believe that these figures provide additional insight into Redwood’s business. In each case in which we discuss a non-GAAP metric you will find an explanation of how it has been calculated, why we think the figure is important, and reconciliations between the GAAP and non-GAAP figures.

We hope you find The Redwood Review helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of The Redwood Review over time.

We welcome your continued interest and comments.

Selected Financial Highlights

Quarter:Year	GAAP Income (Loss) per Share	Taxable Income (Loss) per Share(1)	Annualized Return on Equity	GAAP Book Value per Share (2)	Non-GAAP Economic Value per Share (2)	Total Dividends per Share
Q407	$(36.49)	$0.92	(4419%)	$23.18	$22.29	$2.75
Q108	$(5.28)	$0.79	(95%)	$17.89	$18.04	$0.75
Q208	$(1.40)	$0.11	(30%)	$17.00	$16.72	$0.75
Q308	$(3.34)	$0.07	(83%)	$12.40	$13.18	$0.75
Q408	$(3.46)	$(0.39)	(124%)	$9.02	$11.10	$0.75
Q109	$(0.65)	$(0.22)	(25%)	$8.40	$10.01	$0.25
Q209	$0.10	$(0.16)	5%	$10.35	$11.30	$0.25
Q309	$0.34	$(0.30)	13%	$11.68	$12.28	$0.25
Q409	$0.51	$(0.44)	17%	$12.50	$13.03	$0.25

(1) Taxable income (loss) per share for 2009 is an estimate until we file our 2009 tax returns.
(2) The Q407 GAAP book value per share is after giving retroactive effect on December 31, 2007 to the adoption of FAS 159 on January 1, 2008. Without giving retroactive effect to FAS 159, the GAAP book value per share was negative $22.18.

(3) Non-GAAP economic value per share is calculated using estimated bid-side values (which take into account available bid-side marks) for our financial assets and estimated offer-side values (which take into account available offer-side marks) for our financial liabilities and we believe it more accurately reflects liquidation value than does GAAP book value per share.  Non-GAAP economic value per share is reconciled to GAAP book value per share in Table 4 in the Financial Tables in this Review.

THE REDWOOD REVIEW 4TH QUARTER 2009	3

SHAREHOLDER LETTER

Dear Fellow Shareholders:

These past few years have been challenging not only for Redwood but also for almost all mortgage industry participants, some of whom did not survive. With credit to our management and employees, Redwood not only survived, but ended the year with good momentum going into 2010.

We start 2010 from strength, with ample liquidity, and a strong balance sheet. We believe we have the right corporate structure to compete efficiently, while many of our competitors are faced with the likelihood of increased regulation and restrictions on their business activities. We have the capital, and we believe we have the means, if needed, to access additional capital to fund investment opportunities as they arise. We have been hard at work with our business partners over the past several months on initiatives related to our core business of credit enhancing prime jumbo mortgage loans. In addition, we now have the right team in place in the commercial sector to put capital to work in a highly capital constrained market by investing in loans made to high-quality borrowers on attractive properties located in good markets.

As I noted in this space one year ago, in early 2009 we were in the midst of a multifaceted economic downturn, the worst since the Great Depression, and we expressed confidence that our strong balance sheet and other factors would enable us to prosper in that environment and to build our franchise in the months and years ahead.

Rather than standing aside and waiting for a “safe” time to re-enter the market, we were the first to raise capital in January 2009, and again in May 2009. We were able to invest a substantial amount early in the year when prices in deeply discounted securities were most attractive. We believe the overall portfolio should generate good returns for us in 2010 and the years ahead. Our initial capital raise attracted many competitors to the market, which, combined with unprecedented government intervention into the financial markets to restore liquidity and confidence, drove asset prices substantially higher, particularly in the second half of the year. We ended 2009 in a better financial position than we began, with a stronger balance sheet, more liquidity, no short-term recourse debt, a considerably larger investment portfolio, and well positioned to take advantage of new investment opportunities.

As we look ahead at 2010 and beyond, the government will begin implementing its exit strategies from the market. The government’s intentions imply that the market may be stabilizing sufficiently so that it can safely withdraw support. For the withdrawal to be successful, it is important for policy makers to welcome private capital back into the residential mortgage market. Historically, private capital has played an important and significant role in this $11 trillion market, the single largest capital market in the world. Unfortunately, private capital has retreated at a time when it is needed most and the government has been forced to fill the void. With a surging deficit and national debt, the lack of private capital in the residential mortgage market is untenable without potentially serious longer-term consequences to the economy.

4	THE REDWOOD REVIEW 4TH QUARTER 2009

SHAREHOLDER LETTER

At Redwood, we have been engaged for several months in various discussions with policy makers, regulators, and business partners to improve the securitization process in ways that rebuild investor confidence and attract private capital. For example, there is a critical need to separate origination risk (the risk that a loan is not what it is represented to be) from credit risk. Redwood’s business model is to invest in and manage credit risk, so we and other private investors want improved protection from origination risk as we re-enter the market.

When Redwood was founded in 1994, we articulated a set of Founding Principles that have guided the development of our business. Periodically, we like to remind ourselves and our investors about these principles, which have been the foundation for our success. They are as follows:

▶	We take credit risk on high-quality borrowers.

▶	We keep our balance sheet strong, because we cannot predict the future and we need to be prepared for what might come.

▶	We ask for new capital from our shareholders only when we believe we have exceptional opportunities in our business that should lead to higher levels of earnings and dividends per share.

▶	We are open and honest in our communications and we follow high-quality accounting practices.

▶	We invest for the long-term.

We believe, and we hope you agree, that these principles have allowed us to build a business that could not only survive the turmoil of 2007 through 2009, but enter 2010 well positioned to capitalize on future opportunities.

We appreciate your continued support and the confidence you show in us. We remain focused on building shareholder value while continuing to be guided by our principles.

George E. Bull, III
Chairman and CEO

THE REDWOOD REVIEW 4TH QUARTER 2009	5

QUARTERLY OVERVIEW

Fourth Quarter 2009

All in all, we feel reasonably good about our recent quarter and 2009. We capitalized on excellent investment opportunities last year that enabled us to increase our book value and earnings. We made this happen by completing two successful common stock offerings during a period of great uncertainty earlier in the year. But as the old saying goes, “that was then, and this is now.”

We understand that many of you are anxious to know what 2010 holds for Redwood Trust. So with that thought in mind, we will quickly recap the quarter and then move on to our plans. Rest assured we did not scrimp on the usual financial data or commentary; we just moved it to the relevant sections that follow later in this Review.

Thankfully, the variation between our GAAP and non-GAAP metrics narrowed significantly during 2009. There are, therefore, far fewer complex explanations and reconciliations for you to wade through this quarter. Of course we could enter into transactions in the future that would result in our GAAP financials and our underlying business economics once again diverging. You can find reconciliations between our current GAAP and non-GAAP metrics in the Financial Insights module and Financial Tables.

GAAP earnings for the fourth quarter were $40 million, or $0.51 per share, up from $27 million or $0.34 per share in the prior quarter. We continued to make selective asset sales during the quarter as part of our overall portfolio management strategy. As a result, our fourth quarter GAAP earnings include gains of $20 million compared to $18 million in the prior quarter.

Our GAAP book value was $12.50 per share at year end, up $0.82 per share, or 7%, since the end of the third quarter, while our estimate of non-GAAP economic value was $13.03 per share at year end, up $0.75 per share, or 6%, over the end of the third quarter. Positive mark-to-market valuations on our residential portfolio were the main driver of the increases.

Our cash balance was $243 million at year-end and $270 million on February 15, 2010. Yes, we are acutely aware that we need to put this cash to work — at appropriate risk and return levels. We continue to believe that patience (both on your part and ours) will ultimately be rewarded. As we said last quarter, and as we have all observed in recent years, it is far more important to get it right than to do it fast — and we have a plan for how to get it right.

Let’s move on to our strategic views for 2010. They are a bit detailed, so for those of you who want to “cut-to-the-chase,” here are the headlines:

▶	New secondary market opportunities will likely develop as economic, political, and regulatory events unfold in 2010.

▶	The economy and housing market are still not “out-of-the-woods.”

▶	The GSEs will remain “wards of the state” at least through 2010.

▶	New private residential securitization is within sight, but hurdles remain.

▶	Attractive, well-protected, long-term commercial investment opportunities are near.

▶	We like our competitive position.

6	THE REDWOOD REVIEW 4TH QUARTER 2009

QUARTERLY OVERVIEW

Fourth Quarter 2009 (continued)

New Secondary Market Opportunities Will Likely Develop in 2010

Amidst the panic and fear of systemic collapse at the end of 2008, we wrote that we were excited by valuations that offered us the chance to lock in unprecedented returns in senior residential securities. We made the right call, made it early, and took advantage of an investment opportunity that continues to work out well for our shareholders. With perfect hindsight, we could have been even more aggressive and sold less early on.

Prices for senior residential mortgage-backed securities (RMBS) moved up sharply and steadily from March through December 2009. Contributing factors included a massive shift in liquidity toward fixed income investments, a collapse of risk premiums, and the re-introduction of leverage to enhance yields. Senior RMBS prices continued to rally early in 2010, driven by steady inflows into bond funds.

With RMBS prices elevated and yields generally less attractive, our investment pace has slowed from $246 million in the third quarter of 2009 to $68 million in the fourth quarter of 2009, and to $74 million in the first quarter through February 15, 2010. Additionally, while we are long-term investors at our core, we have historically sold assets when we believed asset prices were not in balance with underlying fundamentals, or when we believed there were better investment opportunities on the horizon. We sold $58 million of RMBS in the fourth quarter and $103 million in the first quarter through February 15, 2010. All first quarter sales were at prices above our year-end marks.

Our approach to investing remains the same. Managing our capital and identifying opportunities is an ongoing process rooted in fundamental analysis of cash flow. In our view, the world of investing is still a dangerous place and our mortgage capital markets professionals — as capable and experienced as any in the business — are well positioned to capitalize on economic, political, and regulatory-related market moving events as they develop in 2010.

The Economy and Housing Market Are Not Out of the Woods

As the U.S. economy exits the “Great Recession,” there is much uncertainty about the potential pace of expansion. The economy appears to have benefited more in the past few quarters from inventory accumulation and government stimulus than from other more sustainable contributors to growth. Concerns about future growth stem partly from the risk of higher rates when the Federal Reserve ends its 0% rate policy and the soaring U.S. budget deficit, which is now projected to be $1.6 trillion, or 10.6% of gross domestic product, for fiscal 2010.

THE REDWOOD REVIEW 4TH QUARTER 2009	7

QUARTERLY OVERVIEW

Fourth Quarter 2009 (continued)

The expected end of the Fed’s agency RMBS purchase program could reverse recent gains in home affordability by pushing mortgage rates higher. Many are speculating that mortgage rates could rise by 25 to 75 basis points in 2010. Also, the unemployment rate remains stubbornly high at 9.7%, with few economists projecting material improvement this year. The prospect of lingering high unemployment remains a concern for housing as the unemployed, underemployed, and those worried about becoming unemployed will be less inclined to buy a house. And, as is all-too-painfully obvious, high unemployment continues to fuel record defaults and foreclosures.

Perhaps the most disturbing challenge facing housing is the enormous backlog of unsold homes — including those explicitly listed for sale and those not listed but waiting in the shadows. This shadow inventory is fueled by lenders who are delaying the listing of foreclosed properties to avoid significant further write-downs, as well as homeowners trying to hang on until a recovery takes hold. We believe that excess housing supply is prolonging the instability in home prices.

The GSEs Will Remain “Wards of the State”

Fannie Mae and Freddie Mac remain on life support as troubled wards of the state, with no blueprints for their future and no clear exit strategy for the government. To date, taxpayers have injected about $111 billion into these companies and the Treasury Department has committed unlimited financial support for the next three years. Because they are no longer viable businesses, Fannie Mae and Freddie Mac have become tools for implementing the government’s goal of supporting housing and helping three to four million homeowners avoid foreclosure by refinancing high loan-to-value mortgages and implementing loan modifications. The Federal Housing Administration (FHA) is another instrument of the government that is focused on keeping housing affordable, but it is operating below its required minimum capital level and may ultimately need direct support from the Treasury Department. Combined, these three entities are currently supporting over 90% of new originations in the $11 trillion mortgage market and have on- and off-balance sheet obligations of over $6 trillion; which is staggering, particularly when compared to the $7.5 trillion national debt.

The current path for Fannie Mae, Freddie Mac, and the FHA is clearly not sustainable over the long run. Reform is inevitable, it’s just a question of when. Unfortunately, our best guess is that this issue will be kicked down the road until at least 2011, as health care and financial regulatory reform remain on center stage in 2010. If there is anything encouraging to be taken away from this, it’s that when we meet with many of the key folks in Washington who are grappling with this situation, they resoundingly agree that the government needs private market participants to step up, and that is exactly what we are working to do.

8	THE REDWOOD REVIEW 4TH QUARTER 2009

QUARTERLY OVERVIEW

Fourth Quarter 2009 (continued)

New Private Securitization is Within Sight, but Hurdles Remain

Please allow us one last soapbox sermon on this topic. Private mortgage securitization needs to come back because it makes monumental financial sense. Banks have balance sheet constraints that limit their ability to lend and hold mortgages and the government cannot continue to fund or guarantee nearly all new mortgage loans in America through Fannie Mae, Freddie Mac, and the FHA. Private institutional investors such as mutual funds are able to provide substantial amounts of funding for housing, but the majority of these investors are required to invest in mortgage securities, not whole loans. Securitization will bring their money to the table. While these investors are currently able to invest in agency RMBS, we expect they are ready and eager to invest in non-agency RMBS for an appropriate yield premium.

After being frozen shut, there is progress on re-starting the private residential mortgage securitization market. Major banks, AAA-investors, the credit rating agencies, the government, industry groups, and, of course, Redwood are motivated and taking action to make private securitization a reality, but we are not over the finish line yet.

At Redwood, we have been working with institutional investors to restore their confidence in the securitization process, with a special focus on the private capital providers that invest in AAA-rated RMBS. These buyers typically fund 90% or more of a residential loan and thus drive the “math” that makes securitization work as a financing vehicle. Not surprisingly, the process has centered on the basic fundamentals — it starts with high quality prime jumbo loans (based on sound underwriting and with meaningful borrower down payments), transparency in disclosures, appropriate credit subordination levels, and enforceable representations and warranties. We are also working closely with credit rating agencies to model a safer and more straightforward securitization structure that will promote investor and public confidence in a time of higher scrutiny and uncertainty.

So what are the hurdles?
▶
The math is close, but some further tightening of AAA credit spreads is necessary. It would be problematic if volatility and uncertainty creep back into the fixed income markets and AAA credit spreads widen.

▶
The rating agencies are still working out the kinks in their revised processes for establishing subordination levels and evaluating originators. It would also be problematic if rating agency subordination levels come out so high that they would render securitizations uneconomic.

▶
Lastly, is the definition of skin-in-the-game (i.e., how much risk must be retained by loan originators or securitization sponsors). Currently, there are three proposals emanating from the House, the Senate, and the FDIC. For our two cents, we certainly agree with the concept, but not with any of the proposals, as they are fixated on absolute percentages, rather than on ownership requirements proportionate to the risk inherent in the underlying collateral.

THE REDWOOD REVIEW 4TH QUARTER 2009	9

QUARTERLY OVERVIEW

Fourth Quarter 2009 (continued)

So how far away is a return of private label securitization? If the credit markets remain stable, our best guess is that securitizations may return during the first half of 2010, although it will take longer for a sustainable securitization market to develop.

Commercial Investment Opportunities are Near

In our last Redwood Review we announced new commercial leadership and the expansion of our commercial real estate platform. Over the last quarter we continued to strengthen our internal resources by adding two new managing directors to the team. The commercial team now includes six investment professionals who have an average of over 20 years of experience in sourcing, originating, and evaluating credit for commercial mortgage investments. Collectively, our commercial group has been responsible for transacting more than $50 billion in commercial mortgage investments over the course of their careers. The deep experience of our team will serve us well in both sourcing appropriate investments and avoiding unnecessary risks.

Why now? One of our shareholders recently commented that he was happy we were putting a strong commercial team together, but hoped it would take three years or so for them to buy anything. While it was said tongue-in-cheek, we understand that there is investor apprehension when it comes to commercial investments. To be clear, we expect really bad things to continue to happen in the commercial sector for several years. To us, what matters most (similar to our residential analysis) is that “really bad things happening” are built into new commercial valuations, loan underwriting, and structures.

We believe the commercial mortgage market offers attractive opportunities to investors who carefully target their borrowers, properties, and lending partners. There are substantial debt maturities occurring over the next few years and limited capital available from traditional sources to refinance these obligations. With declining property valuations and more conservative underwriting, a significant funding gap is developing between maturing loan balances and the amount traditional first mortgage lenders are willing to advance. This gap is creating opportunities for Redwood to invest in junior positions alongside leading insurance companies and banks as we focus on building an origination platform and portfolio of attractive high-quality, long-term, stabilized subordinate debt and mezzanine investments that are well suited to our balance sheet structure.

10	THE REDWOOD REVIEW 4TH QUARTER 2009

QUARTERLY OVERVIEW

Fourth Quarter 2009 (continued)
We Like Our Competitive Position

At a time of significant market uncertainty and in anticipation of the eventual return of private residential mortgage securitization, we like our competitive position. Our team has never been stronger and we have the capital to invest. Further, our business operations are not subject to bank regulations, enabling us to freely execute on a wide range of opportunities. Equally important, these competitive advantages give Redwood a seat at the table with potential partners as we pursue investment opportunities.

It may take us a few quarters, but we believe we will find attractive opportunities in our residential and commercial businesses to fully invest our excess cash.

In closing, we could all use a reprieve from the anxiety and uncertainty of what’s going to happen next. Yoda was able to retreat to the swamp planet Dagobah saying, “Until the time is right, disappear we will.” Unfortunately, there is no place to hide. As a nation, we are just going to have to slug-it-out and gradually make things better. We intend to do our part by continuing to pound away at re-starting private securitization.

We never take your patience for granted and take pride in rewarding it. We are very excited about 2010 and appreciate your continued support.

Martin S. Hughes	Brett D. Nicholas
President, Chief Financial Officer,	Chief Investment Officer and
and Co-Chief Operating Officer	Co-Chief Operating Officer

THE REDWOOD REVIEW 4TH QUARTER 2009	11

FINANCIAL INSIGHTS

Note to Readers:

In this Redwood Review, we have moved the GAAP income section forward in the Financial Insights module to reflect our view that GAAP income has become a better measurement of our operating results than it had been in 2008 and 2007. In the first quarter of 2008 we initiated the cash flow section to highlight our cash flow as a way to help investors gauge our financial performance and health. At that time, significant price volatility in the mortgage securities we owned resulted in material non-cash charges to GAAP income and, in our view, limited the utility of using GAAP income to assess Redwood’s financial performance. Management continues to focus on cash flow as one of a number of important operating metrics.

Book Value

Summary

▶	The following table shows the components of our GAAP Book Value and Management’s Estimate of Non-GAAP Economic Value at December 31, 2009.

Components of Book Value*
December 31, 2009
($ in millions, except per share data)
			Management's
			Estimate of
	GAAP		Non-GAAP
	Book Value	Adj.	Economic Value
Cash and cash equivalents	$243		$243

Real estate securities at Redwood
Residential	771		771
Commercial	9		9
CDO	1		1
Total real estate securities at Redwood	$781		$781

Investments in the Fund	22		22
Investments in Sequoia	72	(29)	43
Investments in Acacia	3		3
Total cash, securities, and investments	$1,121		$1,092

Long-erm debt	(140)	71	(69)

Other assets/liabilities, net	(9)		(9)

Stockholders’ equity	$972		$1,014

Book value per share	$12.50		$13.03

▶
During the fourth quarter, our GAAP book value increased by $0.82 per share to $12.50 per share. The increase resulted from $0.50 per share of positive market valuation adjustments and $0.57 per share from earnings before market valuation adjustments, less $0.25 per share of dividends.

▶
During the fourth quarter, our estimate of non-GAAP economic value increased by $0.75 per share to $13.03 per share. The increase resulted from $1.14 per share from net cash flows and net positive market valuation adjustments on our securities and investments, less $0.14 per share of cash operating and interest expense and $0.25 per share of dividends.

*
The components of book value table presents our assets and liabilities as calculated and reported under GAAP and as adjusted to reflect our estimate of economic value, a non-GAAP metric. We show our investments in the Redwood Opportunity Fund, L.P. (the Fund) and in Sequoia and Acacia securitization entities in separate line items, similar to the equity method of accounting, reflecting the reality that the underlying assets and liabilities owned by these entities are legally not ours. We own only the securities and interests that we have acquired from these entities. See pages 16 and 17 for an explanation of the adjustments set forth in this table.

12	THE REDWOOD REVIEW 4TH QUARTER 2009

FINANCIAL INSIGHTS

Book Value (continued)

▶
In the chart below we present our December 31, 2009 securities portfolio by acquisition period to highlight that 92% of the economic value of cash, securities, and investments were held in cash or in recently acquired securities. Our future earnings will be driven primarily by the performance of these recent investments along with how we deploy our existing cash and future cash flow.

Cash, Securities, and Investments at Redwood
December 31, 2009
($ in millions)

* Estimate of non-GAAP economic value; See page 12 for explanation and reconciliation.

▶	At February 15, 2010, our cash and cash equivalents had increased since the end of the fourth quarter to $270 million. Our cash is primarily invested in U.S. Treasury Bills.

▶
In 2010, through February 15, 2010, we acquired $74 million of residential securities and sold, at prices in excess of their year-end fair values, $103 million of residential securities. As part of the management of our portfolio, we sell securities when we believe conditions merit.

THE REDWOOD REVIEW 4TH QUARTER 2009	13

FINANCIAL INSIGHTS

Balance Sheet

▶	The following table shows the components of our balance sheet at December 31, 2009.

Consolidating Balance Sheet
December 31, 2009
($ in millions)

	Redwood	The Fund	Securitization Entities	Intercompany	Redwood Consolidated

Real estate loans	$3	$-	$3,737	$-	$3,740
Real estate securities	781	37	270	-	1,088
Investments in the Fund	22	-	-	(22)	-
Investment in Securitization Entities	75	-	-	(75)	-
Other investments	-	-	20	-	20
Cash and cash equivalents	243	-	-	-	243
Total earning assets	1,124	37	4,027	(97)	5,091

Other assets	21	5	136	-	162

Total assets	$1,145	$42	$4,163	$(97)	$5,253
Short-term debt	$-	$-	$-	$-	$-
Other liabilities	33	3	145	-	181
Asset-backed securities issued	-	-	3,943	-	3,943
Long-term debt	140	-	-	-	140
Total liabilities	173	3	4,088	-	4,264

Stockholders’ equity	972	22	75	(97)	972
Noncontrolling interest	-	17	-	-	17
Total equity	972	39	75	(97)	989

Total liabilities and stockholders’ equity	$1,145	$42	$4,163	$(97)	$5,253

▶
We are required under GAAP to consolidate all of the assets, liabilities, and noncontrolling interest of the Fund due to our significant general and limited partnership interests in the Fund and ongoing asset management responsibilities.

▶
We are required to consolidate the assets and liabilities of certain Sequoia and Acacia securitization entities that are treated as secured borrowing transactions under GAAP. However, the securitized assets of these entities are not available to Redwood. Similarly, the liabilities of these entities are obligations payable only from the cash flow generated by their securitized assets and are not obligations of Redwood.

14	THE REDWOOD REVIEW 4TH QUARTER 2009

FINANCIAL INSIGHTS

Balance Sheet (continued)

Real Estate Securities

▶
The following table presents the fair value of real estate securities at Redwood at December 31, 2009. We segment our securities portfolio by vintage (the year(s) the securities were issued), priority of cash flow (senior, re-REMIC, and subordinate) and, for residential securities, by quality of underlying loans (prime and non-prime).

Real Estate Securities at Redwood
December 31, 2009
($ in millions)
					% of Total
	<=2004	2005	2006-2009	Total	Securities

Residential
Seniors
Prime	$14	$248	$67	$329	42%
Non-prime	118	183	14	315	40%
Total Seniors	$132	$431	$81	$644	82%

Re-REMIC
Prime	$4	$13	$89	$106	14%
Total Re-REMIC	$4	$13	$89	$106	14%

Subordinates
Prime	$14	$3	$2	$19	3%
Non-prime	1	1	-	2	0%
Total Subordinates	$15	$4	$2	$21	3%

Total Residential	$151	$448	$172	$771	99%

Commercial Subordinates	$7	$2	$-	$9	1%
CDO Subordinates	$-	$1	$-	$1	0%

Total	$158	$451	$172	$781	100%

▶	The table below details the net increase in the fair value of securities at Redwood during the fourth and third quarters of 2009.

Real Estate Securities at Redwood
($ in millions)

	Three Months Ended
	12/31/2009	9/30/2009
Beginning fair value	$751	$517

Acquisitions	68	246
Sales	(46)	(63)
Effect of principal payments	(25)	(25)
Change in fair value, net	33	76

Ending fair value	$781	$751

THE REDWOOD REVIEW 4TH QUARTER 2009	15

FINANCIAL INSIGHTS

Balance Sheet (continued)

Real Estate Securities (continued)

▶
During the fourth quarter, we bid on approximately $2.4 billion (market value) of residential securities and we acquired $68 million of those securities, consisting of $65 million of prime and non-prime senior securities and $3 million of prime re-REMIC securities. We also sold residential securities with a basis of $46 million and realized gains of $20 million on these sales.

▶
Principal payments reduced the fair value of our securities by $25 million during the fourth quarter, unchanged from the third quarter. The rate of unscheduled prepayments on our securities was generally unchanged over these past quarters.

▶
Our securities increased in value by $33 million during the fourth quarter, reflecting an increase in prices that was due, in part, to continuing demand from banks for older vintage prime securities, continued strong inflows into taxable bond funds, and the renewed availability of leverage for acquisitions of senior securities.

Investments in the Fund and the Securitization Entities

▶	Our investments in the Fund and Sequoia and Acacia securitization entities, as reported under GAAP, totaled $97 million, or 9% of our cash, securities, and investments at December 31, 2009.

▶
The fair value (which equals GAAP carrying value) of our investment in the Fund was $22 million. The Fund is primarily invested in non-prime residential securities and is managed by a subsidiary of Redwood. Our investment represents a 52% interest in the Fund.

▶
Our investments in Sequoia entities consist predominately of interest-only securities (IOs) and, to a smaller extent, senior and subordinate securities issued by these entities. The $72 million of GAAP carrying value of our investments represents the difference between the carrying costs of the assets and liabilities owned by the Sequoia entities. In contrast, we calculated the $43 million estimate of non-GAAP economic value for our investments in Sequoia entities using the same valuation process that we follow to fair value our other real estate securities.

▶
The GAAP carrying value of our investments in Acacia entities was $3 million and the fair value was $3 million. The GAAP value of our investments represents the differences between the fair value of the assets and liabilities owned by the Acacia entities. These investments consist of equity interests and securities in the Acacia entities we sponsor, which have minimal value, as well as the value of the future management fees we expect to earn from these entities. We valued expected future management fees at $3 million.

16	THE REDWOOD REVIEW 4TH QUARTER 2009

FINANCIAL INSIGHTS

Balance Sheet (continued)

Debt

▶
We had no short-term recourse debt at December 31, 2009. We currently fund our investments with permanent capital (equity and long-term debt) that is not subject to margin calls or financial covenants.

▶
At December 31, 2009, we had $140 million of long-term debt outstanding at a floating interest rate of LIBOR plus 225 basis points. For GAAP purposes, this long-term debt is reported at its outstanding principal amount. We estimated the $69 million non-GAAP economic value of this debt using the same valuation process used under GAAP to fair value our other financial assets and liabilities. Economic value is difficult to estimate with precision as the market for this debt is largely inactive.

▶
In the first quarter of 2010, we began to fix our interest cost on this $140 million of long-term debt through the use of interest rate hedging agreements. By the end of the first quarter of 2010, we expect to have hedged the rate on most or all of this debt, and anticipate the effective fixed-rate to be approximately 6.75% per annum. We don’t know where interest rates are headed in the near term, but given that LIBOR cannot go much lower than its current 0.25% monthly rate, we felt that it was the appropriate time to buy insurance against possible rate increases and lock in attractive financing for the next 27 years.

Capital

▶
Our reported capital totaled $1.1 billion at December 31, 2009, and included $140 million of long-term debt (due in 2037). Our capital increased by $65 million from September 30, 2009, primarily as a result of increases in the fair values of our assets. In addition, our GAAP income exceeded our dividend distributions, which also resulted in an increase to capital.

▶
We use our capital to invest in earning assets, fund our operations, fund working capital needs, and meet lender capital requirements with respect to collateralized borrowings, if any. Through our internal risk-adjusted capital policy, we allocate capital for our earning assets to meet liquidity needs that may arise.

▶
Currently, we have allocated risk-capital equal to 100% of the fair value of our investments. The amount of remaining capital that exceeds our risk-adjusted capital guidelines is excess capital that can be invested to support business growth. Excess capital generally equals our cash balance less pending investment settlements and other internal capital allocations we have established for the prudent operations of our company. Our excess capital at December 31, 2009 was $237 million and at February 15, 2010 was $256 million.

▶
Given the amount of our excess capital, it seems unlikely we would seek to raise additional capital in the near term. If circumstances should change, we would likely look first at our own balance sheet for sources of cash before considering other options.

THE REDWOOD REVIEW 4TH QUARTER 2009	17

FINANCIAL INSIGHTS

GAAP Income

Summary

▶	The following table provides a summary of our GAAP income for the fourth and third quarters of 2009.

GAAP Income
($ in millions, except per share data)
	Three Months Ended
	12/31/2009	9/30/2009
Interest income	$62	$70
Interest expense	(21)	(25)
Net interest income	41	45

Provision for loan losses	(9)	(10)
Market valuation adjustments, net	(4)	(11)
Net interest income (loss) after provision and market valuation adjustments	28	24

Operating expenses	(11)	(15)
Realized gains, net	20	18
Noncontrolling interest	-	-
Benefit from (provision for) income taxes	3	-

GAAP income	$40	$27

GAAP income per share	$0.51	$0.34

▶	Our reported GAAP income was $40 million, or $0.51 per share, for the fourth quarter of 2009, as compared to $27 million, or $0.34 per share, for the third quarter of 2009.

▶
Net interest income totaled $41 million for the fourth quarter, a decrease of $4 million from the third quarter of 2009 as a result of holding fewer securities funded with equity as well as the effects of coupon rates on certain floating rate investments resetting lower during the quarter.

▶
Credit-related charges on loans and securities decreased during the fourth quarter as compared to the third quarter of 2009. The provision for loan losses declined by $1 million as fewer Sequoia loans were outstanding and our loss estimates did not increase significantly during the quarter. Negative market valuation adjustments declined by $7 million as prices for securities continued to stabilize and fewer credit-related impairment charges were necessary. Credit trends on loans and securities continue to generally follow our expectations.

▶
Our GAAP income for the fourth quarter also reflects $20 million, or $0.26 per share, of gains from the sale of securities during the fourth quarter. Gains for the third quarter of 2009 totaled $18 million and were comprised of $11 million from the sale of securities and a $7 million gain related to the repurchase of long-term debt.

▶
Operating expenses totaled $11 million in the fourth quarter, a decrease of $4 million from the third quarter of 2009 due primarily to lower variable compensation accruals. We currently anticipate that operating expenses will trend higher in 2010 as we execute our residential and commercial business plans.

▶
Our future earnings will be impacted by an accounting change that required us to reverse $60 million of previous impairment charge by increasing our retained earnings. Our future earnings will therefore not benefit from a recovery in the value of the securities as they would have before the change in GAAP accounting. The Accounting Discussion in the appendix of this Review describes this adjustment.

18	THE REDWOOD REVIEW 4TH QUARTER 2009

FINANCIAL INSIGHTS

GAAP Income (continued)

Summary (continued)

▶
The tables below show the effect that Redwood, the Fund, and the Sequoia and Acacia securitization entities had on our reported income for the fourth and third quarters of 2009. These components of our income statement represent investments and are not separate business segments.

Consolidating Income Statement
Three Months Ended December 31, 2009
($ in millions)

	Redwood	The Fund	Securitization Entities	Intercompany Adjustments	Redwood Consolidated
Interest income	$19	$1	$38	$-	$58
Net discount (premium) amortization	6	1	(3)	-	4
Total interest income	25	2	35	-	62

Management fees	1	-	-	(1)	-
Interest expense	(1)	-	(20)		(21)
Net interest income	25	2	15	(1)	41

Provision for loan losses	-	-	(9)	-	(9)
Market valuation adjustments, net	(2)	(1)	(1)	-	(4)
Net interest income after provision and market valuation adjustments	23	1	5	(1)	28

Operating expenses	(11)	(1)	-	1	(11)
Realized gains, net	20	-	-	-	20
Income from the Fund	-	-	-	-	-
Income from Securitization Entities	5	-	-	(5)	-
Noncontrolling interest	-	-	-	-	-
Benefit from income taxes	3	-	-	-	3

Net income	$40	$-	$5	$(5)	$40

Consolidating Income Statement
Three Months Ended September 30, 2009
($ in millions)

	Redwood	The Fund	Securitization Entities	Intercompany Adjustments	Redwood Consolidated
Interest income	$21	$-	$43	$-	$64
Net discount (premium) amortization	8	2	(4)	-	6
Total interest income	29	2	39	-	70

Management fees	1	-	-	(1)	-
Interest expense	(1)	-	(24)	-	(25)
Net interest income	29	2	15	(1)	45

Provision for loan losses	-	-	(10)	-	(10)
Market valuation adjustments, net	(8)	(1)	(2)	-	(11)
Net interest income after provision and market valuation adjustments	21	1	3	(1)	24

Operating expenses	(15)	(1)	-	1	(15)
Realized gains, net	18	-	-	-	18
Income from the Fund	-	-	-	-	-
Income from Securitization Entities	3	-	-	(3)	-
Noncontrolling interest	-	-	-	-	-
Benefit from income taxes	-	-	-	-	-

Net income	$27	$-	$3	$(3)	$27

THE REDWOOD REVIEW 4TH QUARTER 2009	19

FINANCIAL INSIGHTS

GAAP Income (continued)

Summary (continued)
Redwood

▶
At Redwood, net interest income was $25 million for the fourth quarter of 2009, as compared to $29 million for the third quarter of 2009. Lower coupon income due to lower benchmark LIBOR rates on adjustable-rate securities and a lower average balance of securities in the fourth quarter contributed to the decline in quarterly interest income.

▶
In the near term, we continue to expect net interest income to be driven by our residential senior securities, which comprised 82% of the securities we held at December 31, 2009. During the fourth quarter, these securities generated $17 million of interest income, or a 13% effective annual yield that was comprised of 7% coupon interest and 6% discount amortization income. In the longer term, net interest income will be affected by how we deploy our remaining cash balances (which comprised 22% of our earning assets at year end) and future cash flow.

▶
Negative market valuation adjustments were $2 million, a significant decrease from the third quarter, reflecting lower impairments as security prices have increased and credit deterioration has generally remained consistent with our assumptions. To the extent our loss expectations do not significantly change, we expect impairments to remain near levels observed in recent quarters.

Investments in the Fund and Securitization Entities

▶	We recognized net income of $5 million in the fourth quarter from our investments in the Fund and Sequoia and Acacia securitization entities.

▶
Net interest income was $17 million in the fourth quarter, unchanged from the third quarter. Net interest income remained constant as reduced principal balances and lower benchmark rates affected both the assets and liabilities of the securitization entities.

▶
The provision for loan losses totaled $9 million in the fourth quarter, down modestly from $10 million in the third quarter of 2009. Although serious delinquencies (90+ days past due) continued to rise in the fourth quarter, the rate of increase has been declining. There are currently no Sequoia entities for which we have expensed loan loss provisions in excess of our reported investment for GAAP purposes.

▶	Market valuation adjustments were negative $2 million, primarily reflecting declining fair values for REO properties held by Sequoia entities.

20	THE REDWOOD REVIEW 4TH QUARTER 2009

FINANCIAL INSIGHTS

Taxable Income and Dividends

Summary

▶
Taxable income is pre-tax profit as calculated for tax purposes. REIT taxable income is income earned at the Redwood REIT together with income earned at REIT subsidiaries and excludes undistributed taxable income earned at our taxable subsidiaries. In discussing tax matters we sometimes refer to the Redwood REIT together with its REIT subsidiaries as the “REIT level” of our consolidated group of entities. We are required to distribute at least 90% of our REIT taxable income in the form of dividends to shareholders in order to maintain our tax status as a REIT. Our board of directors can declare dividends in excess of this minimum requirement.

Overview

▶
Estimated taxable income for the fourth quarter was negative $34 million, or $0.44 per share, as compared to negative $23 million, or $0.30 per share, for the third quarter. Our estimated taxable income for 2009 was negative $83 million, or $1.12 per share.

▶
We paid $1.00 per share in regular dividends in 2009 and announced that these dividends are characterized for tax purposes as a return of capital given our estimated taxable loss at the REIT level for the 2009 tax year. There was no undistributed REIT taxable income at December 31, 2009.

▶
On November 16, 2009, our board of directors declared a regular dividend of $0.25 per share for the fourth quarter, which was paid on January 21, 2010 to shareholders of record on December 31, 2009, and announced its intention to pay a regular dividend of $0.25 per share per quarter in 2010.

▶
Depending on the timing of credit losses, we may incur a taxable loss in 2010 for tax purposes. In any case, we currently do not expect to generate sufficient taxable income in 2010 to offset our net operating losses. Thus, we expect that any 2010 dividends will be characterized as a return of capital and, as such, would not be taxable to shareholders.

▶	The chart below shows the regular and special dividends per share paid to shareholders for the indicated periods and our projected regular dividend for 2010.

Regular and Special Dividends per Share

THE REDWOOD REVIEW 4TH QUARTER 2009	21

FINANCIAL INSIGHTS

Taxable Income and Dividends (continued)

Overview (continued)

▶
Differences exist in accounting under GAAP and accounting for tax purposes that can lead to a significant variance in the amount and timing of when income and losses are recognized under these two accounting methods and, therefore, when we may recognize taxable income and be required to distribute income as dividends to shareholders. Reconciliations of GAAP and tax income are shown in Table 2 in the Financial Tables in this Review.

▶
As anticipated, the most significant difference between our GAAP and taxable income during the fourth quarter (and for all of 2009) was the realization of credit losses. In the fourth quarter, we realized $54 million of credit losses on securities for tax purposes that we had previously provisioned for under GAAP. Realized credit losses are based on our tax basis, which averaged 43% on securities that incurred principal face losses. We anticipate an additional $302 million of tax losses on securities in future periods (primarily in 2010), based on our projection of principal face losses and assuming a similar tax basis as we have recently experienced.

▶
Another material difference during the fourth quarter between GAAP and taxable income relates to $20 million in gains on sales recognized under GAAP. To the extent we report gains from sales for GAAP purposes, there may be no corresponding gains reported for tax purposes as these capital gains are offset by our capital loss carry-forwards, which totaled $119 million at the REIT level as of December 31, 2009.

▶
As a result of this year’s estimated tax losses, at the REIT level there is a net operating loss (NOL) carry-forward for tax purposes of $70 million. Thus, our dividend distribution requirements will remain at zero until we earn sufficient REIT-level taxable income to exhaust this NOL and any future additional NOLs. A portion of this year’s estimated taxable loss ($14 million) occurred at our taxable REIT subsidiaries, which will be carried back to prior years and will result in tax refunds (a tax benefit was recorded for GAAP purposes in the fourth quarter).

▶
The composition of our investment portfolio has changed over the past two years since most of our recent acquisitions have been senior securities where we generally expect to incur minimal credit losses. For these securities, the overall timing differences between GAAP and taxable income is generally not significant. Thus, once the anticipated credit losses occur on our subordinated securities (the $702 million of designated credit reserves that have been established under GAAP for these securities) and the loans held by consolidated Sequoia entities (which have a credit reserve of $57 million), GAAP and taxable income should be more in line with each other.

▶
We generally expect most of our anticipated credit losses to be realized over the next few years. However, these losses — and any subsequent convergence of GAAP and tax income — may be prolonged due to ongoing efforts by the government to promote loan modifications and reduce foreclosures, which could delay the actual realization of credit losses on our subordinate securities.

22	THE REDWOOD REVIEW 4TH QUARTER 2009

FINANCIAL INSIGHTS

Cash Flow

▶
Redwood is focused on generating long-term investment cash flow. Beginning in the first quarter of 2008, we began discussing the detailed quarterly components of our sources and uses of cash to supplement our other GAAP financial statement disclosures. We knew that a cash analysis of this type had limitations, but felt at the time that non-cash mark-to-market adjustments and the consolidation of securitization entities made it difficult for readers to measure our economic performance solely by reading our GAAP income statement. In recent quarters, the impact of mark-to-market charges has declined, both by virtue of changes in the mix of our securities portfolio and by the adoption of recent accounting principles, and we believe re-emphasizing more “GAAP income centric” performance metrics is appropriate, however, we continue to provide supplemental cash flow information to enhance the understanding of our operating results.

▶
In the fourth quarter, cash flow continued to be strong and in line with our expectations. Our business cash flows exceeded dividend distributions and proceeds from sales generally offset our uses of cash for acquisitions.  We had a net inflow of cash and ended the year with $243 million in cash.

▶
The decline in business cash flow from the third to the fourth quarter was due to reduced principal balances on securities held in our portfolio and slightly slower prepayments. Although prepayments slowed this quarter, prepayments on loans underlying our securities were generally faster than we expected at acquisition (which, since we bought these securities at discounts, is a positive).

▶
The sources and uses of cash in the table below are derived from our GAAP Consolidated Statement of Cash Flow for the fourth and third quarters of 2009 by aggregating and netting all items in a manner consistent with the way management analyzes them. This table excludes the gross cash flow generated by our Sequoia and Acacia securitization entities and the Fund (cash flow that is not available to Redwood), but does include the cash flow distributed to Redwood as a result of our investments in these entities. The beginning and ending cash balances presented in the table below are GAAP amounts.

Redwood
Sources and Uses of Cash
($ in millions)
	Three Months Ended
	12/31/09	9/30/09

Beginning cash balance	$217	$337
Business cash flow:
Cash flow from securities and investments	$68	$78
Asset management fees	1	1
Cash operating expenses	(11)	(10)
Interest expense on long-term debt	(1)	(1)
Total business cash flow	57	68

Other sources and uses:
Proceeds from asset sales	66	74
Proceeds from equity issuance	-	-
Changes in working capital	(9)	6
Acquistions	(68)	(246)
Repurchase of long-term debt	-	(3)
Dividends	(20)	(19)
Net other uses	(31)	(188)

Net sources (uses) of cash	$26	$(120)
Ending cash balance	$243	$217

THE REDWOOD REVIEW 4TH QUARTER 2009	23

FINANCIAL INSIGHTS

Cash Flow (continued)

▶	The table below presents cash flow, by type of security and investment, for the fourth and third quarters of 2009.

Redwood
Cash Flow from Securities and Investments
($ in millions)

	Three Months Ended
	12/31/09	9/30/09

Securities at Redwood
Residential Seniors	$41	$45
Residential Re-REMICs	4	3
Residential Subordinates	10	14
Commercial and CDO Subordinates	1	3
Total cash flow from securities at Redwood	56	65

Investments in the Fund	2	2
Investments in Sequoia entities	10	11
Investments in Acacia entities	-	-
Total cash flow from securities and investments	$68	$78

24	THE REDWOOD REVIEW 4TH QUARTER 2009

FINANCIAL INSIGHTS

Cash Flow (continued)

▶
Fourth quarter cash flow from securities and investments included $29 million of coupon interest and $39 million of principal payments, compared to $32 million of coupon interest and $46 million of principal payments in the third quarter.

▶
We evaluate cash flow performance over the life of an investment. Interim quarter–to-quarter analysis has limitations and readers should use caution in drawing conclusions from quarterly cash flow data. In particular, we note:

•
Cash flow from securities and investments can be volatile from quarter to quarter depending on the level of invested capital, the timing of credit losses, and changes in prepayments and interest rates.

•	The timing of acquisitions and sales will have an impact on quarterly cash flow.

•
Given the nature of our investments (senior and subordinated securities acquired at deep discounts and IOs) it is difficult to draw conclusions in any one period about what portion of our cash flow represents “income” and what represents a “return of capital.” It is only at the end of an asset’s life that we can accurately determine what portion of the cumulative cash received (whether principal or interest) was income and what was a return of capital.

•
Many of our investments may generate cash flow in a quarter that is not necessarily reflective of the long-term economic yield we will earn on the investments. For example, we acquired re-REMIC support securities at what we believe to be attractive yields, although, due to their terms, the securities are locked out of receiving any principal payments for years. Because of the deferred receipt of principal payments (which modeled into our acquisition assumptions), formulating any conclusions on the value or performance of these securities by looking solely at the quarterly cash flow may not be appropriate.

THE REDWOOD REVIEW 4TH QUARTER 2009	25

RESIDENTIAL REAL ESTATE SECURITIES

Summary

Redwood invests in securities that are backed by pools of residential real estate loans. Some of our investments in residential real estate securities are backed by prime residential loans, while others are backed by non-prime loans such as Alt-A loans. Historically, we used our credit risk analysis capabilities to guide us in the acquisition of subordinate securities, which carry concentrated credit risk. More recently, our credit risk analysis has been applicable to understanding the range of risks and returns applicable to senior securities, which carry less concentrated credit risk, and since 2008 our acquisitions have been heavily weighted to this type of security. The following discussion refers only to the residential securities owned by Redwood, exclusive of the securities owned by the Fund, Sequoia entities, and Acacia entities, and exclusive of Redwood’s investments in these entities.

Market Conditions and Portfolio Activity

▶
Market prices continued to appreciate for non-agency residential mortgage-backed securities (RMBS) during the fourth quarter of 2009, as investors with a renewed appetite for risk, strong cash inflows into fixed-income mutual funds, and a renewed availability of leverage for RMBS purchases all contributed to increased prices.

▶	The following chart illustrates generic prices that investors were willing to pay for senior RMBS from the beginning of 2008 through January 2010.

Senior RMBS

26	THE REDWOOD REVIEW 4TH QUARTER 2009

RESIDENTIAL REAL ESTATE SECURITIES

Market Conditions and Portfolio Activity (continued)

▶
During the fourth quarter, we invested $68 million in RMBS and sold $58 million of RMBS and $8 million of commercial securities. Generally, our intent is to invest in assets that generate long-term cash flow. The return of greater liquidity in the RMBS market, however, has allowed us to monetize some of this future cash flow in the current period. We may continue to sell assets into this market if we believe it is in the best interest of our shareholders in the long term.

▶	In the first quarter of 2010 through February 15, we invested $74 million in RMBS and sold $103 million of RMBS assets.

Housing Prices

▶	We believe housing prices are much closer to the bottom of this housing cycle, but we expect further price declines.

▶
We note that home price depreciation since 2006 (~29% in the Case Shiller Composite-20) has been sufficient to restore nation-wide housing affordability to levels consistent with long-term stability. Price-to-rent and price-to-income metrics are within their historic range, which suggests that the fundamentally driven reversion in home prices is nearing an end for the nation as a whole, but not necessarily in each market.

▶
Oversupply continues to be the major obstacle to a recovery in home prices. Even in markets where affordability has been restored, supply overhang is holding prices down. This is the primary reason for our belief that housing prices have further to decline.

▶
Inventories, on the surface, appear to be improving. The National Association of Realtors’ (NAR) estimate of existing home inventories has steadily declined since July 2009, and months’ supply has decreased from 10.1 in April 2009 to 7.2 in December 2009. However, this obscures two key facts:

•
The improvement has been strongly concentrated in low-end markets which have benefited from a tax credit and low-cost government backed loans. (The tax credit is set to expire in April 2010 and mortgage rates may increase as the Federal Reserve completes its program of acquiring $1.25 trillion of agency mortgage-backed securities.)

•
The “shadow inventory” of seriously delinquent mortgage properties remains a serious concern. Amherst Securities estimates that over seven million of these homes will eventually be sold as distressed properties. This represents an additional 15 months of supply.

Loan Modifications

▶
It appears that the Administration’s Home Affordable Modification Program (HAMP) may fall short of its goal of modifying the loans of three-to-four million borrowers who are at risk of default. According to the Treasury Department’s latest data for January 2010, 1.3 million borrowers have been offered trial modifications through HAMP, and although 940,000 modification trials have been initiated, only 116,000 trials have been made permanent.

THE REDWOOD REVIEW 4TH QUARTER 2009	27

RESIDENTIAL REAL ESTATE SECURITIES

Loan Modifications (continued)

▶	There are various reasons often cited for HAMP's slow start, including:

•	Loan servicers are overwhelmed and unable to process modifications on a timely basis.

•	Conflicts between first and second-lien holders.

•	Borrowers are either unwilling or unable to complete the necessary documentation to obtain a permanent modification.

•
Borrowers are indicating a willingness to walk away from significant negative equity positions rather than accept a modification that will likely keep them making payments for an extended period on a home in which they have negative equity.

▶
While all of these explanations have some validity, in our opinion, the most significant factor is negative equity. First American CoreLogic, Inc. estimates that 24% of U.S. households currently owe more than their homes are worth, and Deutsche Bank projects that by early 2011, that figure will increase to 48%. Unfortunately, as borrower equity continues to decline, borrowers will have even less incentive to modify their loans unless modifications include principal reductions.

▶
Although some are in favor of loan modifications that include significant principal reductions to address the negative equity issue, policy makers are struggling to address the “moral hazard” of appearing to reward at-risk and delinquent homeowners, while other homeowners continue to make their payments. As foreclosures increase and put additional pressure on housing values, we expect the debate over loan modifications and principal reductions to be elevated. To the extent that significant principal reductions on first lien mortgages become part of HAMP or are implemented through other government actions, it could undermine the value of existing RMBS (particularly RMBS backed by weaker collateral) and cause the pricing of future mortgage credit risk to increase.

Credit

▶
Industry-wide, the fourth quarter increase in the level of delinquencies continues to be within our expectations. According to LoanPerformance, the non-agency universe of borrowers who have missed two or more payments (60+ days) is nearly 9% for prime borrowers and 30% for Alt-A borrowers. At Redwood, 60+ days delinquencies on loans underlying the prime RMBS we own are in line with the industry, while 60+ days delinquencies on loans underlying the Alt-A RMBS we own are performing better than the industry average.

Prepayments

▶
According to data from LoanPerformance, industry-wide prepayment rates on prime loans averaged about 15% CPR for the fourth quarter, slightly slower than prepayment rates in the third quarter. Prepayment rates on prime RMBS held by Redwood have been modestly faster than the industry, reflecting the concentration of securities we own in older vintages.

28	THE REDWOOD REVIEW 4TH QUARTER 2009

RESIDENTIAL REAL ESTATE SECURITIES

Prepayments (continued)

▶
Prepayment speeds on many of the securities we own have generally been ahead of our expectations from the time of acquisition. To the extent that prepayment rates remain above our expectations, all else being equal, the yields on our securities will increase over time as we are able to realize our unamortized discount sooner.

▶	Industry-wide, prime prepayment speeds have been strongly correlated with loan age as more seasoned loans are prepaying in the mid-to-high teens compared to low-teens for more recent vintages.

▶
Industry-wide, prepayment rates for Alt-A loans were approximately 5% in the fourth quarter according to data from LoanPerformance. The prepayment rates on non-prime securities we own (which are predominately backed by Alt-A loans) were modestly faster than the industry, reflecting the concentration of our securities in older vintages. Given the more stringent underwriting guidelines in the current environment, we expect prepayment rates on Alt-A loans to remain at low levels.

▶	The following table breaks out the loans underlying the prime residential securities we own by size, loan type, and vintage.

Prime Securities at Redwood
Composition by Product Type, Vintage, and Balance
December 31, 2009

	<= 2004		2005		2006		2007		2008		Total
Product	% of Balance	Wtd Avg Loan Rate(1)	% of Balance	Wtd Avg Loan Rate(1)	% of Balance	Wtd Avg Loan Rate(1)	% of Balance	Wtd Avg Loan Rate(1)	% of Balance	Wtd Avg Loan Rate(1)	% of Balance	Wtd Avg Loan Rate(1)

Hybrid/ARM	26%	4.00%	45%	5.39%	32%	5.93%	17%	6.46%	10%	6.13%	29%	4.83%
Fixed	12%	5.68%	2%	6.04%	13%	6.28%	44%	6.38%	71%	6.60%	14%	6.00%

Jumbo	38%		47%		45%		62%		81%		43%

Hybrid/ARM	35%	4.08%	51%	5.46%	42%	5.97%	7%	6.42%	3%	6.38%	36%	4.78%
Fixed	27%	5.64%	2%	6.01%	14%	6.25%	32%	6.37%	17%	6.46%	21%	5.81%

Conforming	62%		53%		55%		38%		19%		57%

Totals	100%		100%		100%		100%		100%		100%

(1) Average rate is based on underlying loan balances.

▶	The majority (57%) of the loans underlying prime residential securities we own are within the Agency conforming loan limits. These limits vary by county and are as high as $729,750 in certain areas.

▶
The table above also provides the weighted average coupon rates for the respective year of issuance and for our entire portfolio by product. For example, within the conforming 2004 bucket, the average interest rate of the fixed rate loans underlying our portfolio is 5.64%. In mid-February 2010, the interest rate on a new conforming 30-year fixed rate mortgages was just under 5.00%. Although at this rate many borrowers would appear to have an incentive to refinance, the ability to refinance is dependent upon a number of factors in addition to mortgage interest rates, including loan-to-value ratios, ability to provide necessary documentation, and employment status. As a result of these factors, we generally expect prepayments to remain at historically slow levels.

THE REDWOOD REVIEW 4TH QUARTER 2009	29

RESIDENTIAL REAL ESTATE SECURITIES

Quarterly Update

▶	Interest income generated by residential securities we own was $24 million in the fourth quarter, an annualized yield of 14% on our amortized cost of these securities.

▶
At December 31, 2009, the fair value of residential securities we own totaled $771 million, consisting of $329 million in prime senior securities, $315 million in non-prime senior securities, $106 million in re-REMIC securities, and $21 million in subordinate securities. Each of these is further discussed below.

▶
At December 31, 2009, the securities we held consisted of fixed-rate assets (22%), adjustable-rate and hybrid assets that have reset to adjustable-rate assets (22%), hybrid assets that will reset within 12 months (29%), hybrid assets that will reset after 12 months (26%), and other (1%).

▶
At December 31, 2009, the investments we own in the Fund and securitization entities consisted of fixed-rate assets (1%), adjustable-rate and hybrid assets that have reset to adjustable-rate assets (88%), hybrid assets that will reset within 12 months (6%), hybrid assets that will reset after 12 months (<1%), and other (6%).

30	THE REDWOOD REVIEW 4TH QUARTER 2009

RESIDENTIAL REAL ESTATE SECURITIES

Residential Prime Senior Securities Portfolio

What is this?

Residential prime securities are mortgage-backed securities backed by prime residential mortgage loans. Senior securities are those interests in a securitization that have the first right to cash flows and are last in line to absorb losses. Information on prime senior securities we own and underlying loan characteristics are set forth in Tables 6, 7, 8, and 9A in the Financial Tables in this Review.

Quarterly Update

▶	Most of the senior securities we own are from the 2005 vintage. The following table presents information on residential prime senior securities at Redwood at December 31, 2009.

Credit Support Analysis - Prime Senior Securities at Redwood
By Vintage
December 31, 2009
($ in millions)

	<=2004	2005	2006	2007	Total

Current face	$17	$306	$17	$71	$411
Net unamortized discount	(4)	(90)	(5)	(16)	(115)
Credit reserve	-	(6)	-	(5)	(11)
Unrealized gains (losses)	1	38	(2)	7	44

Fair value of AFS Prime Senior Securities	$14	$248	$10	$57	$329

Overall credit support to Prime Senior Securities (1)	10.87%	7.34%	6.29%	7.68%	7.55%
Serious delinquencies as a % of collateral balance (1)	7.83%	6.83%	7.85%	6.40%	6.78%

(1) Overall credit support and serious delinquency rates are weighted by securitization balances.  Credit support and delinquencies may vary significantly by securitization. Serious delinquencies include loans over 90-days past due, in foreclosure, and REO.

▶
The overall credit support data presented in the table above represents the level of support for prime securities owned by Redwood. At December 31, 2009, the overall level of credit support was 7.55%, which means that losses in the aggregate would have to exceed this amount of the current face amount of the securities before Redwood would suffer losses. However, some securities have either more or less credit support than others, so it is possible for some securities to incur losses without aggregate losses exceeding 7.55%. For example, in the fourth quarter we incurred losses of $1 million on senior securities, even though aggregate losses did not exceed 7.55%. Over time, the performance of these securities may require a change in the amount of credit reserves we designate. We acquire securities assuming a range of outcomes and believe our returns can still be attractive even if losses increase above our current estimates.

▶
Comparing the level of credit support available to seriously delinquent loans provides a measure of the level of credit sensitivity that exists within our senior securities portfolio. For example, the senior securities have 7.55% of credit support with serious delinquencies currently at 6.78%. Assuming a historically high 50% loss severity on these delinquencies would produce losses of 3.39%, leaving enough credit support for an additional 4.16% of losses before the senior securities would start to absorb credit losses.

THE REDWOOD REVIEW 4TH QUARTER 2009	31

RESIDENTIAL REAL ESTATE SECURITIES

Residential Non-Prime Senior Securities Portfolio

What is this?

Residential non-prime securities are mortgage-backed securities backed by non-prime residential mortgage loans. Non-prime residential loans include Alt-A and Option ARM mortgage loans. Senior securities are those interests in a securitization that have the first right to cash flows and are last in line to absorb losses. Information on non-prime senior securities we own and underlying loan characteristics are set forth in Tables 6, 7, 8, and 9B in the Financial Tables in this Review.

Quarterly Update

▶	Most of the non-prime senior securities we own are from 2005 and prior vintages. The following table presents information on residential non-prime senior securities at Redwood at December 31, 2009.

Credit Support Analysis - Non-Prime Senior Securities at Redwood
By Vintage
December 31, 2009
($ in millions)

	<=2004	2005	2006	2007	Total

Current face	$146	$253	$23	$2	$424
Net unamortized discount	(42)	(82)	(10)	-	(134)
Credit reserve	(1)	(12)	-	-	(13)
Unrealized gains (losses)	15	18	(1)	-	32

Fair value of Non-Prime Senior Securities (AFS)	$118	$177	$12	$2	$309

Overall credit support to Non-Prime Senior Securities(1)	15.42%	20.07%	34.56%	4.27%	19.14%
Serious delinquencies as a % of collateral balance(1)	10.51%	15.39%	19.37%	6.24%	14.29%

Fair value of Non-Prime Senior Securities (trading)	$-	$6	$-	$-	$6

Total fair value of Non-Prime Senior Securities	$118	$183	$12	$2	$315

(1) Overall credit support and serious delinquency rates are weighted by securitization balances.  Credit support and delinquencies may vary significantly by securitization. Serious delinquencies include loans over 90-days past due, in foreclosure, and REO.

▶
Serious delinquencies in our non-prime senior portfolio are significantly higher than in our prime senior portfolio. However, the levels of credit and structural support are also significantly higher and, as a result, our non-prime senior portfolio is able to withstand the higher levels of credit losses we expect to incur on these pools.

32	THE REDWOOD REVIEW 4TH QUARTER 2009

RESIDENTIAL REAL ESTATE SECURITIES

Residential Re-REMIC Support Securities Portfolio

What is this?

A re-REMIC is a re-securitization of asset-backed securities. Depending on the structure of the re-REMIC, the cash flows from, and any credit losses absorbed by, the underlying asset-backed securities are allocated among the re-REMIC securities issued in the re-securitization transaction in a variety of ways. Information on our re-REMIC securities is set forth in Tables 6, 7, and 8 in the Financial Tables in this Review.

Recently, prime residential senior securities have been pooled and securitized to create a two-tranche structure with a re-REMIC senior security and a re-REMIC support security. In these re-REMICs, all principal payments from the underlying senior securities are directed to the re-REMIC senior security until its face value is zero. Thereafter, all principal payments are directed to the re-REMIC support security. Credit losses, if any, are first absorbed by the re-REMIC support security; however, these credit losses occur only when credit losses exceed the credit protection provided to the underlying senior securities by the subordinate securities within their respective securitization structures. Both the re-REMIC senior security and the re-REMIC support security generally receive interest while any face value is outstanding.

Quarterly Update

▶	The following table presents information on residential re-REMIC support securities at Redwood at December 31, 2009.

Credit Support Analysis - Re-REMIC Support Securities at Redwood
By Vintage
December 31, 2009
($ in millions)

	<=2004	2005	2006	2007	Total

Current face	$10	$33	$179	$35	$257
Net unamortized discount	(6)	(19)	(70)	(16)	(111)
Credit reserve	(1)	(6)	(66)	(9)	(82)
Unrealized gains	1	5	32	4	42

Fair value of AFS re-REMIC Support Securities	$4	$13	$75	$14	$106

Overall credit support to re-REMIC support securities (1)	8.99%	10.64%	4.90%	6.48%	7.37%
Serious delinquencies as a % of collateral balance (1)	4.12%	4.45%	4.94%	5.61%	5.06%

(1) Overall credit support and serious delinquency rates are weighted by securitization balances.  Credit support and delinquencies may vary significantly by securitization. Serious delinquencies include loans over 90-days past due, in foreclosure, and REO.

▶	In the first quarter through February 15, 2010, we sold $44 million of re-REMIC support securities, primarily from the 2006 vintage, at prices in excess of GAAP carrying value at December 31, 2009.

THE REDWOOD REVIEW 4TH QUARTER 2009	33

RESIDENTIAL REAL ESTATE SECURITIES

Residential Subordinate Securities Portfolio

What is this?

Subordinate securities are the interests in a securitization that are not senior interests. Subordinate securities are those interests in a securitization that have the last right to cash flows and are first in line to absorb losses. Residential subordinate securities owned at Redwood are backed by prime and non-prime residential loans. Information on our subordinate securities and underlying loan characteristics are set forth in Tables 6, 7, 8, 9A, and 9B in the Financial Tables in this Review.

Quarterly Update

▶	The table below presents the components of fair value (which equals GAAP carrying value) of residential subordinate securities at Redwood at December 31, 2009.

Residential Subordinate Securities at Redwood
December 31, 2009
($ in millions)

	Vintage
	<=2004	>=2005	Total
Available for sale (AFS)
Current face	$200	$220	$420
Credit reserve	(157)	(196)	(353)
Net unamortized discount	(15)	(8)	(23)
Amortized cost	28	16	44

Unrealized gains	1	1	2
Unrealized losses	(15)	(11)	(26)

Fair value of AFS subordinate securities	$14	$6	$20

Fair value of trading subordinate securities	1	-	1

Total fair value of subordinate securities	$15	$6	$21

▶
Credit losses totaled $98 million in our residential subordinate portfolio in the fourth quarter, a modest increase from $97 million in the third quarter of 2009. We expect future losses will extinguish the large majority of the securities in the 2005 and later category as reflected by the $196 million of credit reserves we have provided for on the $220 million face value of those securities. We expect losses on the securities in the 2004 and earlier category will also be high based on our level of reserves to face value, but we expect to recover some principal over time. Until then, we will continue to earn interest on the face value of those securities.

▶
Due to the structure of RMBS, once losses in a pool of mortgages exceed our investment in that pool, we cannot suffer additional losses as our potential loss is capped at our investment in the securities in that pool.

34	THE REDWOOD REVIEW 4TH QUARTER 2009

COMMERCIAL REAL ESTATE SECURITIES

Summary

Redwood invests in commercial real estate loans and securities. Our existing commercial investments at Redwood are predominately subordinate securities. We expect to invest in commercial loans in 2010. This discussion is exclusive of commercial securities and loans owned by Acacia entities.

Market Conditions

▶
Due to generally deteriorating fundamentals, all participants in the commercial real estate markets must confront the reality of declining property valuations, more conservative underwriting, lower advance rates, and fewer providers of capital.

▶
The chart below shows the dramatic rise and fall of commercial real estate prices since December 2000. In our opinion, it is still too early in the cycle to be seduced by lower prices, as prices may decline further.

Price Indices — Commercial Real Estate

Source: MBA, Moody’s Investors Services and MIT, * National Council of Real Estate Fiduciaries Transaction Based Index

▶
Among other factors, lower valuations and deleveraging have reduced the pipeline of sales and financing transactions to historically low levels. As an example, commercial real estate sales were down about 65% in 2009 as compared to 2008, according to Real Capital Analytics.

▶
We generally classify the existing commercial market into three distinct sectors: 1) GOOD: high quality, stabilized assets that have been appropriately revalued; 2) BAD: over-levered assets that have yet to establish new valuation baselines and still face both operational and capital structure risks; and, 3) UGLY: those assets where property fundamentals are under extreme pressure, where the borrowers and lenders are uncertain of what actions to take in the face of current market conditions, and where few investors are willing to engage in refinancing transactions (outside of opportunistic capital providers who have considerable patience and operational infrastructure). Redwood’s current focus in the commercial sector is squarely on the “GOOD” sector, where we will look for opportunities to provide financing to bridge funding gaps that may arise as owners refinance their maturing commercial real estate loans.

THE REDWOOD REVIEW 4TH QUARTER 2009	35

COMMERCIAL REAL ESTATE SECURITIES

Market Conditions (continued)

▶
The diagram below shows the hypothetical capital structure that could be used to refinance a maturing commercial real estate loan. In particular, the diagram illustrates the funding gap that could result from the combination of a reduced property value, a lower loan-to-value (LTV) ratio resulting from more conservative underwriting by senior lenders, and the infusion of new equity in an amount limited to 15% - 20% of the current value of the property.

Hypothetical Capital Structure for Refinancing a Commercial Real Estate Asset

▶
Providing financing to fill the funding gap in the example illustrated above represents one type of investment opportunity that Redwood plans to evaluate as an opportunity for investment in commercial real estate credit risk as a subordinate debt provider, mezzanine lender, or investor in preferred equity.

Quarterly Update

▶
Our legacy portfolio of commercial securities (acquired prior to 2008) generated $1 million of cash flow during the fourth quarter, down from $3 million in the third quarter. The decline in cash flow is attributable to the sale of some of our securities during the quarter, as well as increasing delinquencies in our portfolio, reducing cash receipts.

▶	In early October, we sold the majority of our 2006 and 2007 vintage CMBS and generated proceeds of $8 million.

▶
Our remaining investments in commercial securities consist of predominantly 2004 and 2005 subordinate bonds with a fair market value of $9 million. These securities have a face value of $159 million and credit reserves of $146 million.

▶	Realized credit losses on our commercial subordinate securities of $11 million were charged against our designated credit reserve in the fourth quarter of 2009.

36	THE REDWOOD REVIEW 4TH QUARTER 2009

INVESTMENTS IN SECURITIZATION ENTITIES

Summary

What is this?

We sponsor Sequoia and Acacia securitization entities that acquire mortgage loans and securities and create and issue ABS backed by these loans and securities. While we have not sponsored any securitizations since mid-2007, we plan to sponsor new Sequoia securitization entities in the future.

Our investments in Sequoia entities include senior and subordinate securities issued by these entities as well as interest only securities (IOs) issued by these entities. Our investments in Acacia entities include equity interests and other securities issued by these entities. We also receive asset management fees from Acacia entities.

Quarterly Update

▶
Cash generated by our investments in Sequoia and Acacia entities totaled $10 million in the fourth quarter of 2009 compared to $11 million in the third quarter of 2009. The majority ($9 million) of this cash flow was generated from Sequoia IOs we own, which were primarily issued in 2005 and earlier.

▶
In the fourth quarter, we reported GAAP income of $5 million from the Sequoia and Acacia entities. This was an increase from the $3 million reported in the third quarter due to a reduction in loan loss provision expense and lower negative market valuation adjustments.

▶
Since 1996, Redwood has sponsored 46 Sequoia securitizations of prime residential mortgage loans with aggregate original balances in excess of $33 billion. The majority of the loans in these securitizations (95%) were ARMs and the remaining were hybrid loans. Most of the securitizations (41) occurred in 2005 and earlier, and thus, the majority of the loans in these pools were originated in 2005 and earlier.

▶
Our investments in consolidated securitization entities do not appear on our balance sheet as assets; rather, they are reflected as the difference between the consolidated assets of Sequoia and Acacia entities ($4.2 billion at December 31, 2009) and the consolidated Sequoia and Acacia ABS issued to third parties ($4.1 billion at December 31, 2009). The assets and liabilities of consolidated Sequoia entities are carried on our consolidated balance sheet at their amortized cost and the assets and liabilities of consolidated Acacia entities are carried on our balance sheet at their fair market values. At December 31, 2009, the GAAP book value of Redwood’s investments in Sequoia and Acacia entities was $75 million, or 8% of our reported book value.

▶
The reported book value of our investments in Sequoia and Acacia entities differs from the $46 million estimated fair value of our investments in these securitization entities, which consists of $41 million of IOs issued by Sequoia entities, $2 million of senior and subordinate securities issued by Sequoia entities, and a $3 million investment in Acacia entities (derived from expected future management fees discounted at 45%).

▶
The consolidation of the assets and liabilities of securitization entities may lead to potentially volatile reported earnings for a variety of reasons including the amortization of premium on the loans and liabilities of Sequoia entities, changes in credit loss provisions for loans held by Sequoia entities, fair value adjustments for the assets and liabilities of the Acacia entities, and deconsolidation events. Each of these factors could cause income reported from these entities to vary significantly from quarter to quarter.

THE REDWOOD REVIEW 4TH QUARTER 2009	37

INVESTMENTS IN SECURITIZATION ENTITIES

Quarterly Update (continued)

▶
Our Sequoia IOs have significant prepayment risk. These IOs earn the “spread” between the coupon rate on the $2.4 billion notional amount of underlying adjustable-rate mortgage (ARM) loans and the cost of funds (indexed to one-month LIBOR) on the ABS issued within each respective securitization entity. Since these IOs do not receive any principal cash flows, the longer they receive this interest rate spread, the higher the return. Thus, slower rates of principal repayments (i.e., the longer a loan is outstanding) increase cash flows and returns.

▶
Prepayment speeds remain low, averaging less than 10% CPR for the fourth consecutive quarter for the underlying loans in the Sequoia entities. In December 2009, these loans had a weighted average coupon of 2.20%. Given the current very low coupon rates, we expect prepayment speeds on these loans to remain low, which is positive for the future cash flow generation from our IO investments.

▶
In 2009, the cash flow and earnings from our Sequoia IOs benefitted from the historically large difference between six-month LIBOR (which is the index on the majority of the loans underlying our IOs) and one-month LIBOR (which is the index on the majority of the debt issued by these entities). Over the past year, this spread has decreased and we do not anticipate having this same benefit to our cash flow in future periods.

▶
For the $29.6 billion in prime residential loan securitizations we sponsored in 2005 and earlier, credit losses to date have totaled $26 million, or 0.09% (nine basis points) of original balance. As of December 31, 2009, seriously delinquent (over 90 days past due, in foreclosure, or REO) loans held in these Sequoia entities totaled $122 million, or 0.4% of the original balance and 4.3% of the outstanding balance. While we still expect additional losses on these loans, we believe their credit performance will remain better than anticipated at the time of securitization.

▶
The $3.6 billion of Sequoia securitizations that we sponsored in 2006 and 2007 have not performed as well as Sequoia securitizations we sponsored before 2006. To date, these pools have incurred $39 million of credit losses, or 1.1% of original balance. As of December 31, 2009, seriously delinquent loans held in these Sequoia entities totaled $264 million, or 7.3% of the original balance and 11.2% of the outstanding balance. To date, credit losses have not yet been incurred on any of the senior securities issued by Sequoia entities in these securitizations, although a few of these senior securities may incur losses in the future, depending on the magnitude and timing of additional credit losses incurred by the underlying loans.

▶
The information provided in the preceding two paragraphs reflects all the prime residential Sequoia securitizations, regardless of whether we are currently consolidating the assets and liabilities for the specific Sequoia entity as of the end of 2009. Thus, delinquency information presented herein will differ from information provided regarding Sequoia entities included in our consolidated balance sheet as of December 31, 2009.

38	THE REDWOOD REVIEW 4TH QUARTER 2009

ACCOUNTING DISCUSSION

Mark-to-Market Valuation Process

▶
Establishing market values is inherently subjective and requires us to make a number of assumptions, including the future of interest rates, prepayment rates, discount rates, credit loss rates, and the timing of credit losses. The assumptions we apply are specific to each asset or liability. Market values reflect an “exit price,” or the amount we believe we would realize if we sold an asset or would pay if we repurchased a liability in an orderly transaction, even though we generally have no intention to sell assets or repurchase liabilities.

▶
Although we rely on our internal calculations to compute the fair value of our securities, we request and consider indications of value (marks) from third-party dealers to assist us in our mark-to-market valuation process. For December 31, 2009, we received dealer marks on 83% of our assets and 93% of our liabilities. In the aggregate, our internal valuations of the securities on which we received dealer marks were 3% lower (i.e., more conservative) than the dealer marks and our internal valuations of our ABS issued on which we received dealer marks were 9% higher (i.e., more conservative) than the dealer marks.

40	THE REDWOOD REVIEW 4TH QUARTER 2009

ACCOUNTING DISCUSSION

Accounting Discussion

▶
As discussed in our second quarter 2009 Redwood Review, on April 1, 2009, we were required to adopt a new accounting principle affecting the determination of other-than-temporary impairment (OTTI) and its recognition through the income statement and balance sheet. The revised process is presented below. Upon adoption, we made a one-time retained earnings reclassification of $60 million of prior impairments. As a result of this reclassification, our book value did not change. Under the new accounting principle, as this impairment is recovered over time, rather than flow through earnings (where the impairment was originally reported), it will instead be credited to equity. The net impact is that our future cumulative reported earnings will now be $60 million less than it would have been prior to adopting this required accounting principle. We estimate that most of these earnings would have been recognized in 2009 through 2011.

▶
Accounting for negative changes in the fair value of AFS securities in any period requires a multi-step process involving quantitative and judgmental evaluations. The following diagram outlines the process for determining the amount of impairments and what portion flows through our income statement and what portion flows through our balance sheet.

THE REDWOOD REVIEW 4TH QUARTER 2009	41

GLOSSARY

ACACIA

Acacia is the brand name for the collateralized debt obligation (CDO) securitizations Redwood sponsored.

ADJUSTABLE-RATE MORTGAGES (ARMs)

Adjustable-rate mortgages are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of two-to-10 years and then become adjustable-rate).

AGENCY

Agency refers to government-sponsored enterprises (GSEs), including the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), and the Government National Mortgage Association (Ginnie Mae).

ALT-A SECURITIES and ALT-A LOANS

Alt-A securities are residential mortgage-backed securities backed by loans that have higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition has shifted over time to include loans with additional risk characteristics and a higher percentage of investor loans. In an Alt-A loan, the borrower’s income may not be verified, and in some cases, may not be disclosed on the loan application. Alt-A loans may also have expanded criteria that allow for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise be permissible for prime loans.

AMORTIZED COST

Amortized cost is the initial acquisition cost of an available for sale (AFS) security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) by the amount of impairment taken through the income statement.

ASSET-BACKED SECURITIES (ABS)

Asset-backed securities (ABS) are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

AVAILABLE FOR SALE (AFS)

An accounting method for debt and equity securities in which the securities are reported at their fair value on the balance sheet. Positive changes in the fair value are accounted for as increases to stockholders’ equity and do not flow through the income statement. Negative changes in fair value may be recognized through the income statement or balance sheet, as further detailed in the Accounting Discussion module.

42	THE REDWOOD REVIEW 4TH QUARTER 2009

GLOSSARY

BOOK VALUE (GAAP)

Book value is the value of our common equity in accordance with GAAP.

COLLATERALIZED DEBT OBLIGATION (CDO) SECURITIZATIONS

The securitization of a diverse pool of assets.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS)

A type of mortgage-backed security that is secured by one or more loans on commercial properties.

CONSTANT (or CONDITIONAL) PREPAYMENT RATE (CPR)

Constant (or conditional) prepayment rate (CPR) is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to unscheduled principal prepayments.

CORE EQUITY

Core equity is not a measure calculated in accordance with GAAP. GAAP equity includes mark-to-market adjustments for some of our assets and interest rate agreements in “accumulated other comprehensive income (loss).” Core equity excludes accumulated other comprehensive income (loss). Core equity in some ways approximates what our equity value would be if we used historical amortized cost accounting exclusively. A reconciliation of core equity to GAAP appears in the Table 4 in the Financial Tables in this Review.

CREDIT SUPPORT

Credit support is the face amount of securities subordinate (or junior) to the applicable security that protects the security from credit losses and is generally expressed as a percentage of the securitization’s underlying pool balance.

DEBT

Debt is an obligation of Redwood. See Long-term debt and Short-term debt.

ECONOMIC VALUE (MANAGEMENT’S ESTIMATE OF ECONOMIC VALUE)

Economic value closely relates to liquidation value and is calculated using the bid-side marks (or estimated bid-side values) for all of our financial assets, and offered-side marks (or estimated offered-side values) for all of our financial liabilities. We calculate management’s estimate of economic value as a supplemental measure to book value calculated under GAAP. Our economic value estimates on a per-share basis are reconciled to GAAP book values per share in Table 4 in the Financial Tables of this Review.

FASB

Financial Accounting Standards Board.

THE REDWOOD REVIEW 4TH QUARTER 2009	43

GLOSSARY

THE FUND

The Fund refers to the Redwood Opportunity Fund, L.P., which is managed by Redwood Asset Management, Inc., a wholly-owned subsidiary of Redwood.

GAAP

Generally Accepted Accounting Principles in the United States.

INTEREST-ONLY SECURITIES (IOs)

Interest-only securities (IOs) are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the ABS issued that have principal balances. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a “notional” principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balances of the underlying pools of assets pay down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments accelerate.

LEVERAGE RATIOS

When determining Redwood’s financial leverage, traditional leverage ratios may be misleading in some respects if consolidated ABS issued from securitization entities are included as part of Redwood’s obligations when calculating this or similar ratios. Because of the requirement to consolidate the independent securitization entities for GAAP accounting purposes, it appears that Redwood is highly leveraged, with total consolidated liabilities significantly greater than equity. The obligations of these securitization entities are not obligations of Redwood.

LONG-TERM DEBT

Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future.

MARK-TO-MARKET (MTM) ACCOUNTING

Mark-to-market accounting uses estimated fair values of assets, liabilities, and hedges. Many of our assets are carried on our balance sheet at their fair value rather than amortized cost. Taxable income is generally not affected by market valuation adjustments.

MARKET VALUATION ADJUSTMENTS (MVA)

Market valuation adjustments (MVA) are changes in market values for certain assets and liabilities that are reported through our GAAP income statement. They include all changes in market values for assets and liabilities accounted for at fair value, such as trading securities and derivatives. They also include the credit portion of other-than-temporary impairments on securities available-for-sale, as well as impairments of loans held-for-sale and REO properties.

44	THE REDWOOD REVIEW 4TH QUARTER 2009

GLOSSARY
NON-GAAP METRICS

Not all companies and analysts calculate non-GAAP metrics in the same manner. As a result, certain metrics as calculated by Redwood may not be comparable to similarly titled metrics reported by other companies. Redwood uses non-GAAP metrics such as management’s estimate of economic value and core equity to provide greater transparency for investors. Our non-GAAP metrics are reconciled to GAAP in the Financial Tables in this Review.

NON-PRIME SECURITIES

Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

OPTION ARM LOAN

An option ARM loan is a residential mortgage loan that generally offers a borrower monthly payment options such as: 1) a minimum payment that results in negative amortization; 2) an interest-only payment; 3) a payment that would fully amortize the loan over an original 30-year amortization schedule; and, 4) a payment that would fully amortize the loan over a 15-year year amortization schedule. To the extent the borrower has chosen an option that is not fully amortizing the loan (or negatively amortizing the loan), after a period — usually five years or once the negatively amortized loan balance reaches a certain level (generally 15% to 25% higher than the original balance) — the loan payments are recast. This recast provision resets the payment at a level that fully amortizes the loan over its remaining life and the new payment may be materially different than under the borrowers’ previous option.

PRIME RESIDENTIAL REAL ESTATE LOANS

Prime loans are residential loans with high quality credit characteristics, such as borrowers with higher FICO credit scores, lower loan-to-value ratios, lower debt-to-income ratios, greater levels of other assets, and more documentation.

PRIME SECURITIES

Prime securities are residential mortgage-backed securities backed by high credit-quality loans, generally with balances greater than conforming loan limits. Prime securities are typically backed by loans that have relatively high weighted average FICO scores (700 or higher), low weighted average LTVs (75% or less), limited concentrations of investor properties, and a low percentages of loans with low FICO scores or high loan-to-value ratios.

THE REDWOOD REVIEW 4TH QUARTER 2009	45

GLOSSARY

PROFITABILITY RATIOS

Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Since we consolidate the assets and liabilities of securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations and results. We believe, for example, that net interest income as a percentage of equity is a useful measure of profitability. For operating expenses, we believe useful measures are operating efficiency ratio (operating expenses as a percentage of net interest income) and operating expenses as a percentage of equity. We provide various profitability ratios in Table 5 in the Financial Tables in this Review.

REAL ESTATE INVESTMENT TRUST (REIT)

A real estate investment trust (REIT) is an entity that makes a tax election to be taxed as a REIT, invests in real estate assets, and meets other REIT qualifications, including the distribution as dividends of at least 90% of REIT taxable income. A REIT’s profits are not taxed at the corporate level to the extent that these profits are distributed as dividends to stockholders, providing an operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT’s profits means it can be harder for a REIT to grow using only internally-generated funds (as opposed to raising new capital).

REAL ESTATE OWNED (REO)

Real estate owned (REO) refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

REIT SUBSIDIARY

A REIT subsidiary is a subsidiary of a REIT that is taxed as a REIT.

REIT TAXABLE INCOME

REIT taxable income is not a measure calculated in accordance with GAAP. REIT taxable income is pre-tax income calculated for tax purposes at Redwood including only its qualifying REIT subsidiaries (i.e., excluding its taxable subsidiaries). REIT taxable income is an important measure as it is the basis of our dividend distribution requirements. We must distribute at least 90% of REIT taxable income as dividends to shareholders over time. As a REIT, we are not subject to corporate income taxes on the REIT taxable income we distribute. We pay income tax on the REIT taxable income we retain (and we are permitted to retain up to 10% of total REIT taxable income). A reconciliation of REIT taxable income to GAAP income appears in Table 2 in the Financial Tables in this Review.

46	THE REDWOOD REVIEW 4TH QUARTER 2009

GLOSSARY

REMIC

A real estate mortgage investment conduit (REMIC) is a special purpose vehicle used to pool real estate mortgages and issue mortgage-backed securities. REMICs are typically exempt from tax at the entity level. REMICs may invest only in qualified mortgages and permitted investments, including single family or multifamily mortgages, commercial mortgages, second mortgages, mortgage participations, and federal agency pass-through securities.

RE-REMIC SECURITY

A re-REMIC is a resecuritization of asset-backed securities. The cash flows from and any credit losses absorbed by the underlying assets can be redirected to the resulting re-REMIC securities in a variety of ways.

RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS)

A type of mortgage-backed security that is backed by a pool of mortgages on residential properties.

RETURN ON EQUITY (ROE) AND ADJUSTED RETURN ON EQUITY

ROE is the amount of profit we generate each year per dollar of equity capital and equals GAAP income divided by GAAP equity. Adjusted ROE is not a measure calculated in accordance with GAAP – it is GAAP income divided by core equity.

SENIOR SECURITIES

Senior securities have the least credit risk in a securitization transaction because they are generally the last securities to absorb credit losses. In addition, the senior securities have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid.) To further reduce credit risk, most if not all, principal collected from the underlying asset pool is used to paydown the senior securities until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. At issuance, senior securities are generally AAA-rated.

SEQUOIA

Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors.

THE REDWOOD REVIEW 4TH QUARTER 2009	47

GLOSSARY

SHORT-TERM DEBT

Short-term debt is debt that is an obligation of Redwood and payable within a year. We may obtain this debt from a variety of Wall Street firms, banks, and other institutions. In the past, as another form of short-term debt, we have issued collateralized commercial paper. We may issue these or other forms of short-term debt in the future. We may use short-term debt to finance the accumulation of assets prior to sale to a securitization entity and to finance investments in high-quality loans and securities.

SUBORDINATE SECURITIES (JUNIOR SECURITIES)

Subordinate securities absorb the initial credit losses from a securitization structure, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated AA or below.

SUBPRIME SECURITIES

Subprime securities are residential mortgage-backed securities backed by loans to borrowers who typically have lower credit scores and/or other credit deficiencies that prevent them from qualifying for prime or Alt-A mortgages and may have experienced credit problems in the past, such as late payments or bankruptcies. To compensate for the greater risks and higher costs to service the loans, subprime borrowers pay higher interest rates, points, and origination fees.

Typical characteristics of subprime loan pools include more than 60% of loans with FICO scores below 680, weighted average LTVs over 85%, more than 70% of loans with LTVs over 75%, and loans with LTVs over 80% with no mortgage insurance.

TAXABLE INCOME and DIVIDENDS

Taxable income is not a measure calculated in accordance with GAAP. Taxable income is pre-tax income for Redwood and all its subsidiaries as calculated for tax purposes. Taxable income calculations differ significantly from GAAP income calculations. A reconciliation of taxable income to GAAP income appears in Table 2 in the Financial Tables in this Review.

TAXABLE SUBSIDIARY

A taxable subsidiary is a subsidiary of a REIT that is not taxed as a REIT and thus pays taxes on its income. A taxable subsidiary is not limited to investing in real estate and it can choose to retain all of its after-tax profits.

48	THE REDWOOD REVIEW 4TH QUARTER 2009

Table 1: GAAP Earnings ($ in thousands, except per share data)	50

										Twelve	Twelve
	2009	2009	2009	2009	2008	2008	2008	2008	2007	Months	Months
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	2009	2008

Interest income	$57,717	$64,424	$74,332	$83,903	$124,452	$126,227	$140,444	$171,978	$193,728	$280,376	$563,101
Discount amortization on securities, net	7,432	9,575	3,864	4,917	(1,189)	7,850	6,258	10,864	18,869	25,788	23,783
Other investment interest income	12	25	54	76	572	487	514	732	984	167	2,305
Premium amortization expense on loans	(3,365)	(3,642)	(3,988)	(7,459)	(548)	(3,372)	(10,215)	(7,509)	(6,656)	(18,454)	(21,644)
Total interest income	61,796	70,382	74,262	81,437	123,287	131,192	137,001	176,065	206,925	287,877	567,545

Interest expense on short-term debt	-	-	-	-	(2)	(65)	(68)	(183)	(377)	-	(318)

Interest expense on ABS	(17,930)	(22,071)	(36,066)	(44,517)	(94,431)	(88,294)	(93,993)	(123,431)	(147,799)	(120,584)	(400,149)
ABS issuance expense amortization	(575)	(570)	(586)	(553)	(1,470)	(930)	(1,921)	(2,093)	(4,644)	(2,284)	(6,414)
ABS interest rate agreement (expense) income	(1,123)	(1,123)	(1,111)	(1,098)	(1,934)	(1,259)	(1,246)	(1,245)	1,265	(4,455)	(5,684)
ABS issuance premium amortization income	223	234	313	335	476	557	1,955	2,183	1,930	1,105	5,171
Total ABS expense consolidated from trusts	(19,405)	(23,530)	(37,450)	(45,833)	(97,359)	(89,926)	(95,205)	(124,586)	(149,248)	(126,218)	(407,076)

Interest expense on long-term debt	(1,167)	(1,307)	(1,502)	(1,809)	(2,345)	(2,164)	(2,233)	(2,533)	(3,055)	(5,785)	(9,275)

Net interest income	41,224	45,545	35,310	33,795	23,581	39,037	39,495	48,763	54,245	155,874	150,876
Provision for credit reserve	(8,997)	(9,998)	(14,545)	(16,033)	(18,659)	(18,333)	(10,061)	(8,058)	(4,972)	(49,573)	(55,111)
Market valuation adjustments, net	(4,191)	(11,058)	(29,135)	(43,244)	(111,331)	(127,146)	(60,496)	(193,929)	(1,118,989)	(87,628)	(492,902)
Net interest income (loss) after provision and market valuation adjustments	$28,036	$24,489	$(8,370)	$(25,482)	$(106,409)	$(106,442)	$(31,062)	$(153,224)	$(1,069,716)	$18,673	$(397,137)

Fixed compensation expense	(3,261)	(3,726)	(3,572)	(4,028)	(3,575)	(4,331)	(4,648)	(5,674)	(4,316)	(14,587)	(18,228)
Variable compensation expense	(566)	(5,216)	(1,132)	(556)	418	(616)	(330)	(1,857)	(434)	(7,470)	(2,385)
Equity compensation expense	(1,553)	(420)	(2,337)	(1,795)	(2,378)	(3,080)	(3,502)	(3,306)	(2,767)	(6,105)	(12,266)
Severance expense	-	(398)	-	(28)	(1,814)	-	-	-	(1,340)	(426)	(1,814)
Other operating expense	(5,453)	(5,046)	(3,778)	(4,130)	(6,104)	(8,824)	(5,775)	(5,510)	(7,412)	(18,407)	(26,213)
Total operating expenses	(10,833)	(14,806)	(10,819)	(10,537)	(13,453)	(16,851)	(14,255)	(16,347)	(16,269)	(46,995)	(60,906)

Realized gains (losses) on sales, net	19,618	17,561	25,525	462	5,823	(15)	2,757	(3)	7,199	63,166	8,562
Realized (losses) gains on calls, net	-	-	-	-	-	(50)	(43)	42	(126)	-	(51)
Realized gains (losses), net	19,618	17,561	25,525	462	5,823	(65)	2,714	39	7,073	63,166	8,511

Noncontrolling interest	(143)	(363)	(127)	716	2,366	2,194	(2,369)	(255)	-	83	1,936
Credit (provision) for income taxes	3,612	247	514	(105)	(3,913)	9,860	(937)	(1,800)	1,467	4,268	3,210
Net income (loss)	$40,290	$27,128	$6,723	$(34,946)	$(115,586)	$(111,304)	$(45,909)	$(171,587)	$(1,077,445)	$39,195	$(444,386)

Diluted average shares	78,101	78,223	66,446	53,632	33,366	33,334	32,871	32,511	29,531	68,991	33,023
Net income (loss) per share	$0.51	$0.34	$0.10	$(0.65)	$(3.46)	$(3.34)	$(1.40)	$(5.28)	$(36.49)	$0.55	$(13.46)

THE REDWOOD REVIEW 4TH QUARTER 2009	Table 1: GAAP Earnings

Table 2: Taxable (Loss) Income and GAAP Income (Loss) Differences ($ in thousands, except per share data)

	Estimated 2009 Q4(3)			Estimated Twelve Months 2009			Actual Twelve Months 2008
	Taxable	GAAP		Taxable	GAAP		Taxable	GAAP
	Loss	Income	Differences	Loss	Income	Differences	Income	Loss	Differences

Interest income	$39,011	$61,795	$(22,784)	$193,106	$287,877	$(94,771)	$201,857	$567,545	$(365,688)
Interest expense	(1,143)	(20,573)	19,430	(5,009)	(132,003)	126,994	(7,784)	(416,669)	408,885
Net interest income	37,868	41,222	(3,354)	188,097	155,874	32,223	194,073	150,876	43,197
Provision for loan losses	-	(8,997)	8,997	-	(49,573)	49,573	-	(55,111)	55,111
Realized credit losses	(54,486)	-	(54,486)	(223,910)	-	(223,910)	(116,546)	-	(116,546)
Market valuation adjustments, net	-	(4,190)	4,190	-	(87,628)	87,628	-	(492,902)	492,902
Operating expenses	(17,837)	(10,835)	(7,002)	(54,237)	(46,995)	(7,242)	(58,335)	(60,906)	2,571
Realized gains on sales and calls, net (1)	-	19,618	(19,618)	6,625	63,166	(56,541)	-	8,511	(8,511)
(Provision for) benefit from income taxes	(9)	3,613	(3,622)	(10)	4,268	(4,278)	(113)	3,210	(3,323)
Less: Net income attributable to noncontrolling interest	-	144	(144)	-	(83)	83	-	(1,936)	1,936

Taxable (loss) income	$(34,464)	$40,287	$(74,751)	$(83,435)	$39,195	$(122,630)	$19,079	$(444,386)	$463,465

REIT taxable (loss) income	$(25,688)			$(69,701)			$18,541
Taxable (loss) income in taxable subsidiaries	(8,776)			(13,734)			538
Taxable (loss) income	$(34,464)			$(83,435)			$19,079

Shares used for taxable EPS calculation	77,737			71,800			32,283
REIT taxable (loss) income per share (2)	$(0.33)			$(0.93)			$0.57
Taxable (loss) income in taxable subsidiaries per share	$(0.11)			$(0.19)			$0.01
Taxable (loss) income per share (2)	$(0.44)			$(1.12)			$0.58

(1) In July 2009, we repurchased $10 million principal amount of our long-term debt for $3.4 million.  This resulted in an ordinary gain for tax and GAAP of $6.6 million.
(2) REIT taxable (loss) income per share and taxable (loss) income per share are based on the number of shares outstanding at the end of each quarter. The annual REIT taxable income (loss) per share and taxable income (loss) per share are the sum of the four quarterly per share estimates.
(3) Reconciliation of GAAP income to taxable income for prior quarters is provided in the respective Redwood Reviews for those quarters.

THE REDWOOD REVIEW 4TH QUARTER 2009	Table 2: GAAP and Taxable (Loss) Income Differences	51

Table 3: Retention and Distribution of Taxable Income ($ in thousands, except per share data)	52

			Estimated		Actual				Actual	Estimated	Actual
										Twelve	Twelve
	2009	2009	2009	2009	2008	2008	2008	2008	2007	Months	Months
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	2009	2008

Dividends declared	$19,434	$19,417	$19,376	$15,057	$25,103	$24,928	$24,887	$24,532	$80,496	$73,284	$99,450
Dividend deductions on stock issued through
direct stock purchase plan	6	2	2	30	45	165	288	192	2,605	40	690
Total dividend deductions	$19,440	$19,419	$19,378	$15,087	$25,148	$25,093	$25,175	$24,724	$83,101	$73,324	$100,140

Regular dividend per share	$0.25	$0.25	$0.25	$0.25	$0.75	$0.75	$0.75	$0.75	$0.75	$1.00	$3.00
Special dividend per share	-	-	-	-	-	-	-	-	2.00	-	-
Total dividends per share (1)	$0.25	$0.25	$0.25	$0.25	$0.75	$0.75	$0.75	$0.75	$2.75	$1.00	$3.00
Undistributed REIT taxable income at beginning of period (pre-tax):	$-	$-	$-	$-	$21,128	$43,821	$64,582	$64,572	$115,548	$-	$64,572
REIT taxable (loss) income (pre-tax)	(25,688)	(24,933)	(10,379)	(8,701)	(13,007)	2,400	4,414	24,734	32,125	(69,701)	18,541
Dividend of 2007 income	-	-	-	-		(14,673)	(25,175)	(24,724)	(83,101)	-	(64,572)
Dividend of 2008 income	-	-	-	-	(8,121)	(10,420)	-	-	-	-	(18,541)
Dividend of 2009 income	-	-	-	-	-	-	-	-	-	-	-
Undistributed REIT taxable income (pre-tax) at period end:	$-	$-	$-	$-	$-	$21,128	$43,821	$64,582	$64,572	$-	$-
Undistributed REIT taxable income (pre-tax) at period end			-							-	-
From 2007	$-	$-	$-	$-	$-	$-	$14,673	$39,848	$64,572	$-	$-
From 2008	-	-	-	-	-	20,872	29,148	24,734	-	-	-
Total	$-	$-	$	$-	$-	$20,872	$43,821	$64,582	$64,572	$-	$-

Shares outstanding at period end	77,737	77,669	77,503	60,228	33,471	33,238	33,184	32,710	32,385	77,737	33,471
Undistributed REIT taxable income (pre-tax)
per share outstanding at period end	$-	$-	$-	$-	$-	$0.63	$1.32	$1.97	$1.99	$-	$-

(1) Dividends in 2008 exceeded the year's taxable income plus undistributed income carried over from prior years. Thus, the 2008 dividends included a $9.9 million return of capital. The 2009 dividends are characterized as a return of capital. The portion of Redwood's dividends characterized as a return of capital is not taxable to a shareholder and reduces a shareholder's basis for shares held at each quarterly distribution date.

THE REDWOOD REVIEW 4TH QUARTER 2009	Table 3: Retention and Distribution of Taxable Income

Table 4 : Book Value and Other Ratios ($ in millions, except per share data)

	2009		2009		2009		2009		2008		2008		2008		2008		January 1,		2007
	Q4		Q3		Q2		Q1		Q4		Q3		Q2		Q1		2008 (1)		Q4
Short-term debt	$-		$-		$-		$-		$-		$7		$9		$2		$8		$8
Long-term debt	140		140		150		150		150		150		150		150		150		150
Redwood debt (2)	$140		$140		$150		$150		$150		$157		$159		$152		$158		$158

GAAP stockholders' equity	$972		$907		$802		$506		$302		$412		$564		$585		$751		$(718)

Redwood debt to equity	0.1	x	0.2	x	0.2	x	0.3	x	0.5	x	0.4	x	0.3	x	0.3	x	0.2	x	(0.2	)x
Redwood debt to (equity + debt)	13%		13%		16%		23%		33%		28%		22%		21%		17%		-28%

Redwood debt	$140		$140		$150		$150		$150		$157		$159		$152		$158		$158
ABS obligations of consolidated securitization entities	3,943		4,016		4,185		4,709		4,855		6,603		7,110		7,591		8,839		10,329
GAAP debt	$4,083		$4,156		$4,335		$4,859		$5,005		$6,760		$7,269		$7,743		$8,997		$10,487

GAAP debt to equity	4.2	x	4.6	x	5.4	x	9.6	x	16.6	x	16.4	x	12.9	x	13.2	x	12.0	x	(14.6	)x
GAAP debt to (equity + GAAP debt)	81%		82%		84%		91%		94%		94%		93%		93%		92%		107%

GAAP stockholders' equity	$972		$907		$802		$506		$302		$412		$564		$585		$751		$(718)
Balance sheet mark-to-market adjustments	58		21		(78)		(85)		(57)		(84)		(68)		(93)		(99)		(574)
Core equity (non-GAAP)	$914		$886		$880		$591		$359		$496		$632		$678		$850		$(145)

Shares outstanding at period end	77,737		77,669		77,503		60,228		33,471		33,238		33,184		32,710		32,385		32,385

GAAP equity per share	$12.50		$11.68		$10.35		$8.40		$9.02		$12.40		$17.00		$17.89		$23.18		$(22.18)
Adjustments: GAAP equity to economic value (3)
Investments in Sequoia	$(0.37)		$(0.37)		$(0.35)		$(0.15)		$(0.95)		$(1.65)		$(1.96)		$(1.65)		$(1.45)		$(1.45)
Investments in Acacia	-		-		0.01		(0.03)		(0.21)		(0.18)		(0.66)		(0.58)		(1.17)		44.19
Long-term debt	0.90		0.97		1.29		1.79		3.24		2.61		2.34		2.38		1.73		1.73
Estimate of economic value per share (non-GAAP)	$13.03		$12.28		$11.30		$10.01		$11.10		$13.18		$16.72		$18.04		$22.29		$22.29

(1) On January 1, 2008 we elected the fair value option for the assets and liabilities of Acacia entities and certain other assets.
(2) Excludes obligations of consolidated securitization entities.
(3) Differences between GAAP and econcomic value per share are adjustments to reflect our estimate of the economic value of investmenst in Sequoia and Acacia, and our long-term debt. See pages 16 and 17.

THE REDWOOD REVIEW 4TH QUARTER 2009	Table 4: Book Value and Other Ratios	53

Table 5 : Profitability Ratios (1) ($ in thousands)	54

										Twelve	Twelve
	2009	2009	2009	2009	2008	2008	2008	2008	2007	Months	Months
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	2009	2008

Interest income	$61,796	$70,382	$74,262	$81,437	$123,287	$131,192	$137,001	$176,065	$206,925	$287,877	$567,545
Average consolidated earning assets	$5,175,337	$5,128,893	$5,325,322	$5,553,470	$7,006,592	$7,594,682	$8,137,261	$9,090,678	$11,521,330	$5,294,037	$7,962,454
Asset yield	4.78%	5.49%	5.58%	5.87%	7.04%	6.91%	6.73%	7.75%	7.18%	5.44%	7.13%

Interest expense	$(20,572)	$(24,837)	$(38,952)	$(47,642)	$(99,706)	$(92,155)	$(97,506)	$(127,302)	$(152,680)	$(132,003)	$(416,669)
Average consolidated interest-bearing liabilities	$4,096,928	$4,193,650	$4,651,125	$4,940,304	$6,613,677	$7,106,052	$7,499,474	$8,383,296	$10,716,433	$4,468,725	$7,397,670
Cost of funds	2.01%	2.37%	3.35%	3.86%	6.03%	5.19%	5.20%	6.07%	5.70%	2.95%	5.63%

Asset yield	4.78%	5.49%	5.58%	5.87%	7.04%	6.91%	6.73%	7.75%	7.18%	5.44%	7.13%
Cost of funds	(2.01%)	(2.37%)	(3.35%)	(3.86%)	(6.03%)	(5.19%)	(5.20%)	(6.07%)	(5.70%)	(2.95%)	(5.63%)
Interest rate spread	2.77%	3.12%	2.23%	2.01%	1.01%	1.72%	1.53%	1.67%	1.49%	2.48%	1.50%

Net interest income	$41,224	$45,545	$35,310	$33,795	$23,581	$39,037	$39,495	$48,763	$54,245	$155,874	$150,876
Average consolidated earning assets	$5,175,337	$5,128,893	$5,325,322	$5,553,470	$7,006,592	$7,594,682	$8,137,261	$9,090,678	$11,521,330	$5,294,037	$7,962,454
Net interest margin	3.19%	3.55%	2.65%	2.43%	1.35%	2.06%	1.94%	2.15%	1.88%	2.94%	1.89%

Operating expenses	$(10,833)	$(14,806)	$(10,819)	$(10,537)	$(13,453)	$(16,851)	$(14,255)	$(16,347)	$(16,269)	$(46,995)	$(60,906)

Average total assets	$5,293,887	$5,138,793	$5,315,643	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$9,223,464	$10,866,153	$5,329,461	$8,026,050
Average total equity	$945,862	$833,227	$575,661	$556,861	$371,503	$533,755	$602,402	$720,035	$97,534	$729,032	$556,354

Operating expenses / net interest income	26.28%	32.51%	30.64%	31.18%	57.05%	43.17%	36.09%	33.52%	27.52%	30.15%	40.37%
Operating expenses / average total assets	0.82%	1.15%	0.81%	0.76%	0.76%	0.88%	0.70%	0.71%	0.55%	0.88%	0.76%
Operating expenses / average total equity	4.58%	7.11%	7.52%	7.57%	14.49%	12.63%	9.47%	9.08%	61.23%	6.45%	10.95%

GAAP net income (loss)	$40,290	$27,128	$6,723	$(34,946)	$(115,586)	$(111,304)	$(45,909)	$(171,587)	$(1,077,445)	$39,195	$(444,386)
GAAP net income (loss) / average total assets	3.04%	2.11%	0.51%	(2.51%)	(6.57%)	(5.82%)	(2.24%)	(7.44%)	(39.66%)	0.74%	(5.54%)
GAAP net income (loss) / average equity (GAAP ROE)	17.04%	13.02%	4.67%	(25.10%)	(124.45%)	(83.41%)	(30.48%)	(95.32%)	(4418.75%)	5.38%	(79.87%)
GAAP net income (loss) / average core equity (adjusted ROE) (2)	17.99%	12.22%	4.10%	(22.64%)	(103.09%)	(79.62%)	(28.42%)	(83.31%)	(610.31%)	5.12%	(69.53%)

Average core equity	$896,034	$888,107	$655,695	$617,325	$448,484	$559,150	$646,211	$823,843	$706,167	$765,393	$639,123

(1) All percentages in this table are shown on an annualized basis.
(2) Non-GAAP metric. Core equity excludes accumulated other comprehensive income (loss).

THE REDWOOD REVIEW 4TH QUARTER 2009	Table 5: Profitability Ratios[1]

Table 6: Average Balance Sheet ($ in thousands)

									Twelve	Twelve
	2009	2009	2009	2009	2008	2008	2008	2008	Months	Months
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	2009	2008

Real estate assets at Redwood

Senior Residential Securities
Prime	$280,101	$264,773	$164,386	$77,651	$37,746	$27,880	$15,040	$663	$197,469	$14,528
Non-prime	263,022	270,353	168,383	87,464	63,050	63,818	50,056	7,061	197,987	40,312
Total Senior Residential Securities	543,124	535,126	332,769	165,114	100,796	91,698	65,096	7,724	395,456	54,839

Residential Re-REMIC Securities	73,938	69,980	26,419	-	-	-	-	-	42,862	-

Subordinate Residential Securities
Prime	47,083	58,637	43,020	47,070	88,943	147,513	177,996	145,756	48,979	157,088
Non-prime	1,377	2,218	2,767	3,450	4,105	4,450	17,184	54,464	2,446	25,366
Total Subordinate Residential Securities	48,460	60,855	45,787	50,519	93,048	151,963	195,180	200,220	51,425	182,454

Commercial subordinate securites	8,090	13,504	25,006	46,382	63,969	98,534	106,314	183,446	23,114	129,431
Commercial loans	245	246	247	248	249	250	251	250	247	250
Residential loans	2,314	2,315	2,435	2,600	2,960	3,671	3,759	4,507	2,415	3,979
CDO	1,962	2,255	2,595	3,429	3,856	8,628	15,492	21,297	2,555	15,139
Other real estate investments	-	-	-	-	50	75	2,328	5,836	-	2,746
Total real estate assets at Redwood	678,133	684,281	435,258	268,293	264,927	354,819	388,420	423,280	518,074	388,840

Earning assets at Acacia	304,436	298,615	321,206	404,596	575,709	830,311	982,169	1,439,913	331,847	1,084,131
Earning assets at Sequoia	3,767,112	3,864,796	4,305,159	4,568,212	5,966,898	6,170,944	6,483,475	6,895,529	4,123,409	6,516,649
Earning assets at the Fund	53,990	57,070	58,054	62,319	71,792	75,321	56,183	33,180	57,833	54,895

Cash and cash equivalents	321,838	279,011	285,680	310,514	204,246	229,778	311,052	402,584	299,236	314,471
Earning assets	5,125,509	5,183,773	5,405,357	5,613,934	7,083,573	7,661,173	8,221,299	9,194,486	5,330,399	8,358,986
Balance sheet mark-to-market adjustments	49,828	(54,880)	(80,035)	(60,464)	(76,981)	(66,491)	(84,038)	(103,808)	(36,361)	(84,779)
Earning assets - reported value	5,175,337	5,128,893	5,325,322	5,553,470	7,006,592	7,594,682	8,137,261	9,090,678	5,294,037	8,274,207
Other assets	118,550	9,900	(9,680)	22,148	33,714	53,420	66,200	132,786	35,424	84,135
Total assets	$5,293,887	$5,138,793	$5,315,643	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$9,223,464	$5,329,461	$8,358,342

Short-term debt	$-	$-	$-	$-	$975	$7,825	$4,904	$21,477	$-	$11,402
Sequoia ABS issued	3,666,201	3,765,292	4,211,937	4,460,951	5,804,702	6,040,634	6,349,661	6,745,556	4,023,203	6,378,617
Acacia ABS issued	288,041	283,996	285,698	325,392	652,398	900,611	986,915	1,456,506	295,647	1,114,677
Other liabilities	231,553	91,027	66,588	55,487	32,533	(22,524)	72,870	126,790	111,589	59,045
Long-term debt	137,907	139,190	147,430	147,193	146,944	146,705	146,480	146,242	142,894	146,476
Total liabilities	4,323,702	4,279,505	4,711,653	4,989,023	6,637,552	7,073,251	7,560,830	8,496,572	4,573,334	7,710,218

Noncontrolling interest	24,322	26,061	28,330	29,735	31,251	41,096	40,229	6,858	27,094	29,394

Core equity (non-GAAP)	896,034	888,107	655,695	617,325	448,484	600,246	686,440	823,843	765,393	703,510
Accumulated other comprehensive income (loss)	49,829	(54,880)	(80,035)	(60,464)	(76,981)	(66,491)	(84,038)	(103,808)	(36,360)	(84,779)
Total equity	945,863	833,227	575,661	556,861	371,503	533,755	602,402	720,035	729,033	618,731

Total liabilities and equity	$5,293,887	$5,138,793	$5,315,643	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$9,223,464	$5,329,461	$8,358,342

THE REDWOOD REVIEW 4TH QUARTER 2009	Table 6: Average Balance Sheet	55

Table 7 - Balances & Yields by Securities Portfolio at Redwood ($ in thousands)	56

	2009	2009	2009	2009	2008		2009	2009	2009	2009	2008
	Q4	Q3	Q2	Q1	Q4		Q4	Q3	Q2	Q1	Q4
Residential Prime Senior						Residential Non-Prime Subordinate
Current face	$412,471	$431,289	$276,444	$160,009	$90,256	Current face	$86,802	$158,613	$230,404	$327,766	$452,327
Unamortized discount	(116,801)	(124,295)	(91,221)	(64,884)	(41,980)	Unamortized discount	(14,863)	(16,556)	(18,846)	(19,512)	(29,092)
Credit reserve	(9,898)	(11,069)	(3,486)	(621)	-	Credit reserve	(70,806)	(140,046)	(208,839)	(305,422)	(419,194)
Unrealized gains (losses)	43,436	40,734	1,729	(6,738)	2,689	Unrealized gains (losses)	162	(806)	473	1,705	3,272
Fair value	$329,208	$336,659	$183,466	$87,766	$50,965	Fair value	$1,295	$1,205	$3,192	$4,537	$7,313

Average amortized cost	$280,101	$264,773	$164,386	$77,651	$37,746	Average amortized cost	$1,377	$2,218	$2,767	$3,450	$4,105
Interest income	$8,610	$8,431	$5,475	$2,798	$992	Interest income	$359	$1,271	$2,086	$6,315	$5,283
Annualized yield	12.30%	12.74%	13.32%	14.41%	10.51%	Annualized yield	104.23%	229.25%	301.61%	732.26%	514.79%

Residential Non-Prime Senior						Commercial Subordinate
Current face	$430,698	$403,675	$396,135	$182,851	$108,871	Current face	$158,997	$486,245	$506,746	$512,117	$514,169
Unamortized discount	(134,649)	(137,899)	(141,761)	(77,193)	(50,687)	Unamortized (discount) premium	(5,130)	(1,624)	(120)	13,798	35,069
Credit reserve	(13,468)	(10,098)	(16,009)	(4,159)	(3,827)	Credit reserve	(146,018)	(471,957)	(492,459)	(497,784)	(497,047)
Unrealized gains (losses)	32,371	23,322	(7,410)	(27,116)	(11,537)	Unrealized gains (losses)	1,351	4,169	1,502	(5,216)	(9,701)
Fair value	$314,952	$279,000	$230,955	$74,383	$42,820	Fair value	$9,200	$16,833	$15,669	$22,915	$42,490

Average amortized cost	$263,022	$270,353	$168,383	$87,464	$63,050	Average amortized cost	$8,090	$13,504	$25,006	$46,382	$63,969
Interest income	$8,489	$10,513	$6,737	$3,311	$1,590	Interest income	$1,233	$2,192	$1,599	$500	$(1,000)
Annualized yield	12.91%	15.55%	16.00%	15.14%	10.09%	Annualized yield	60.97%	64.93%	25.58%	4.31%	-6.25%

Residential Re-REMIC						CDO Subordinate
Current face	$255,975	$318,703	$236,070	$-	-	Current face	$35,371	$35,344	$35,311	$35,277	$38,405
Unamortized discount	(109,807)	(144,351)	(134,621)	-	-	Unamortized discount	(20,521)	(19,632)	(19,460)	(19,086)	(18,319)
Credit reserve	(81,726)	(94,626)	(45,874)	-	-	Credit reserve	(13,628)	(13,600)	(13,568)	(13,534)	(16,476)
Unrealized gains (losses)	41,509	13,781	(434)	-	-	Unrealized gains	25	25	25	-	-
Fair value	$105,951	$93,507	$55,141	$-	-	Fair value	$1,247	$2,137	$2,308	$2,657	$3,610
				-	-
Average amortized cost	$73,938	$69,980	$26,419	$-	-	Average amortized cost	$1,962	$2,255	$2,595	$25	$3,931
Interest income	$2,941	$3,110	$573	$-	-	Interest income	$138	$73	$163	$10	$376
Annualized yield	15.91%	17.77%	8.67%	-	-	Annualized yield	28.24%	12.97%	25.09%	153.66%	38.21%

Residential Prime Subordinate						Note on annualized yields: Cash flows from our investments can be very sporadic and, to some
Current face	$348,678	$379,276	$412,052	$419,631	$448,943	extent, unexpected. The fair value of some assets is close to zero and any interest income results in unusally high reported yields that are not sustainable.
Unamortized discount	(22,099)	(22,979)	(28,545)	(87,421)	(90,582)
Credit reserve	(282,813)	(306,728)	(319,653)	(291,592)	(308,447)
Unrealized losses	(24,256)	(27,643)	(37,112)	(11,606)	(6,127)
Fair value	$19,510	$21,926	$26,742	$29,012	$43,787

Average amortized cost	$47,083	$58,637	$43,020	$47,070	$88,943
Interest income	$3,533	$4,299	$3,907	$8,220	$8,185
Annualized yield	30.02%	29.33%	36.32%	69.85%	36.81%

THE REDWOOD REVIEW 4TH QUARTER 2009	Table 7: Balances & Yields by Securities Portfolio at Redwood

Table 8: Securities Portfolio Activity at Redwood ($ in thousands)

	2009	2009	2009	2009	2008		2009	2009	2009	2009	2008
	Q4	Q3	Q2	Q1	Q4		Q4	Q3	Q2	Q1	Q4
Residential Prime Senior						Residential Real Estate Loans
Beginning fair value	$336,659	$183,466	$87,766	$50,965	$21,395	Beginning fair value	$2,299	$2,336	$2,577	$2,624	$3,150
Acquisitions	27,607	134,738	120,982	49,107	35,866	Principal payments	(30)	(28)	(185)	(27)	(40)
Sales	(24,104)	(5,091)	(35,713)	-	-	Premium amortization	-	-	-	-	-
Effect of principal payments	(13,632)	(13,121)	(6,499)	(2,337)	(347)	Transfers to REO	-	-	-	-	(14)
Change in fair value, net	2,678	36,667	16,930	(9,969)	(5,949)	Changes in fair value, net	105	(9)	(56)	(20)	(472)
Ending fair value	$329,208	$336,659	$183,466	$87,766	$50,965	Ending fair value	$2,374	$2,299	$2,336	$2,577	$2,624

Residential Non-Prime Senior						Commercial Subordinate
Beginning fair value	$279,000	$230,955	$74,383	$42,820	$48,246	Beginning fair value	$16,833	$15,669	$22,915	$42,490	$63,686
Acquisitions	37,157	84,837	162,745	48,444	10,419	Acquisitions	-	-	-	-	-
Sales	-	(56,299)	(14,613)	(373)	(867)	Sales	(4,778)	-	-	-	-
Effect of principal payments	(10,214)	(11,083)	(5,128)	(1,573)	(549)	Effect of principal payments	-	-	-	-	-
Change in fair value, net	9,009	30,590	13,568	(14,935)	(14,429)	Change in fair value, net	(2,855)	1,164	(7,246)	(19,575)	(21,196)
Ending fair value	$314,952	$279,000	$230,955	$74,383	$42,820	Ending fair value	$9,200	$16,833	$15,669	$22,915	$42,490

Re-REMIC						Commercial Real Estate Loans
Beginning fair value	$93,507	$55,141	$-	$-	$-	Beginning fair value	$246	$247	$248	$249	$250
Acquisitions	3,367	25,073	55,562	-	-	Principal payments	(2)	(2)	(2)	(2)	(2)
Sales	(17,368)	-	-	-	-	Discount amortization	1	1	1	1	1
Effect of principal payments	-	-	-	-	-	Credit provision	-	-	-	-	-
Change in fair value, net	26,445	13,293	(421)	-	-	Changes in fair value, net	-	-	-	-	-
Ending fair value	$105,951	$93,507	$55,141	$-	$-	Ending fair value	$245	$246	$247	$248	$249

Residential Prime Subordinate						CDO Subordinate
Beginning fair value	$21,926	$26,742	$29,012	$43,787	$86,272	Beginning fair value	$2,137	$2,308	$2,657	$3,610	$4,065
Acquisitions	-	1,390	1,829	-	-	Acquisitions	-	-	-	-	-
Sales	-	(1,409)	-	-	-	Sales	-	-	-	-	-
Effect of principal payments	(526)	(880)	(1,050)	(946)	(1,311)	Effect of principal payments	-	-	-	(37)	(69)
Change in fair value, net	(1,890)	(3,917)	(3,049)	(13,829)	(41,174)	Change in fair value, net	(890)	(171)	(349)	(916)	(386)
Ending fair value	$19,510	$21,926	$26,742	$29,012	$43,787	Ending fair value	$1,247	$2,137	$2,308	$2,657	$3,610

Residential Non-Prime Subordinate
Beginning fair value	$1,205	$3,192	$4,537	$7,313	$5,073
Acquisitions	-	-	-	-	3,630
Sales	-	-	-	-	-
Effect of principal payments	(25)	(38)	(67)	(98)	(148)
Change in fair value, net	115	(1,949)	(1,278)	(2,678)	(1,242)
Ending fair value	$1,295	$1,205	$3,192	$4,537	$7,313

THE REDWOOD REVIEW 4TH QUARTER 2009	Table 8: Securities Portfolio Activity at Redwood	57

Table 9 A: Residential Prime Securities at Redwood and Underlying Loan Characteristics ($ in thousands)	58

	2009	2009	2009	2009	2008		2009	2009	2009	2009	2008
	Q4	Q3	Q2	Q1	Q4		Q4	Q3	Q2	Q1	Q4
Residential Senior Prime
Principal value	$412,471	$431,289	$276,444	$160,009	$90,256	Southern CA	25%	27%	24%	24%	24%
Unamortized discount	(116,801)	(124,295)	(91,221)	(64,884)	(41,980)	Northern CA	22%	20%	23%	23%	22%
Credit reserve	(9,898)	(11,069)	(3,486)	(621)	-	New York	7%	6%	7%	7%	7%
Unrealized gain (loss)	43,436	40,734	1,729	(6,738)	2,689	Florida	6%	7%	5%	5%	5%
Fair value	$329,208	$336,659	$183,466	$87,766	$50,965	Virginia	4%	2%	4%	4%	4%
Fair value / principal value	80%	78%	66%	55%	56%	New Jersey	3%	3%	3%	3%	3%
						Illinois	3%	2%	3%	3%	3%
Security Type						Georgia	2%	2%	2%	2%	2%
ARM	$-	$-	$-	$-	$-	Texas	2%	3%	2%	2%	3%
Hybrid	298,245	306,402	175,940	86,282	48,805	Arizona	2%	2%	2%	2%	2%
Fixed	30,963	30,257	7,526	1,484	2,160	Colorado	2%	4%	2%	2%	2%
Total fair value	$329,208	$336,659	$183,466	$87,766	$50,965	Other states	22%	22%	23%	23%	23%

Residential Senior Prime						Wtd Avg Original LTV	68%	68%	68%	68%	68%
Coupon income	$5,057	$4,743	$3,066	$1,733	$749	Original LTV: 0 - 50	13%	13%	13%	13%	13%
Discount amortization	3,553	3,688	2,410	1,128	243	Original LTV: 50.01 - 60	11%	12%	12%	12%	12%
Total interest income	$8,610	$8,431	$5,476	$2,861	$992	Original LTV: 60.01 - 70	22%	22%	22%	22%	22%
						Original LTV: 70.01 - 80	50%	50%	49%	49%	49%
Average amortized cost	$280,101	$264,773	$164,386	$77,651	$37,746	Original LTV: 80.01 - 90	2%	2%	2%	2%	3%
						Original LTV: 90.01 - 100	1%	1%	1%	1%	1%
Coupon income %	7.22%	7.17%	7.46%	8.93%	7.94%	Unknown	1%	0%	1%	1%	0%
Discount amortization %	5.07%	5.57%	5.86%	5.81%	2.58%
Annualized yield	12.30%	12.74%	13.32%	14.74%	10.51%	Wtd Avg FICO	740	740	741	741	741
						FICO: <= 600	0%	0%	0%	0%	0%
Residential Subordinate Prime						FICO: 601 - 620	0%	0%	0%	0%	0%
Principal value	$348,678	$379,276	$412,052	$419,631	$448,943	FICO: 621 - 640	1%	1%	1%	1%	1%
Unamortized discount	(22,099)	(22,979)	(28,545)	(87,421)	(90,582)	FICO: 641 - 660	2%	2%	2%	2%	2%
Credit reserve	(282,813)	(306,728)	(319,653)	(291,592)	(308,447)	FICO: 661 - 680	5%	5%	5%	5%	5%
Unrealized loss	(24,256)	(27,643)	(37,112)	(11,606)	(6,127)	FICO: 681 - 700	9%	9%	9%	9%	8%
Fair value	$19,510	$21,926	$26,742	$29,012	$43,787	FICO: 701 - 720	14%	14%	13%	13%	13%
Fair value / principal value	6%	6%	6%	7%	10%	FICO: 721 - 740	14%	14%	14%	14%	14%
						FICO: 741 - 760	16%	16%	16%	16%	16%
Security Type						FICO: 761 - 780	19%	19%	19%	19%	19%
ARM	$1,202	$1,301	$1,413	$1,736	$2,580	FICO: 781 - 800	14%	14%	15%	15%	15%
Hybrid	13,028	14,780	18,544	20,325	32,482	FICO: >= 801	4%	4%	4%	4%	4%
Fixed	5,280	5,845	6,785	6,951	8,725	Unknown	2%	2%	2%	2%	3%
Total fair value	$19,510	$21,926	$26,742	$29,012	$43,787
						Conforming % (1)	58%	59%	59%	60%	61%
Residential Subordinate Prime						> $1 MM %	9%	8%	8%	8%	8%
Coupon income	$3,972	$4,698	$5,155	$5,615	$6,219
(Premium) discount amortization	(439)	(399)	(1,248)	2,887	1,966	2nd Home %	7%	7%	7%	7%	6%
Total interest income	$3,533	$4,299	$3,907	$8,502	$8,185	Investment Home %	2%	2%	2%	1%	1%

Average amortized cost	$47,083	$58,637	$43,020	$47,070	$88,943
						Purchase	44%	44%	44%	44%	44%
Coupon income %	33.74%	32.05%	47.93%	47.72%	27.97%	Cash Out Refi	22%	22%	21%	21%	21%
(Premium) discount amortization %	-3.73%	-2.72%	-11.61%	24.53%	8.84%	Rate-Term Refi	33%	33%	34%	34%	35%
Annualized yield	30.02%	29.33%	36.32%	72.25%	36.81%	Construction	0%	0%	0%	0%	0%
						Other	1%	1%	1%	1%	0%
Underlying Prime Loan Characteristics
						Full Doc	55%	55%	56%	55%	55%
Number of loans	168,449	184,849	201,789	216,362	237,131	No Doc	5%	5%	4%	4%	4%
Total loan face	$76,332,218	$84,519,707	$92,121,182	$98,573,943	$107,131,216	Other Doc (Lim, Red, Stated, etc)	37%	37%	37%	38%	38%
Average loan size	$453	$457	$457	$456	$452	Unknown/Not Categorized	3%	3%	3%	3%	3%

Year 2008 origination	1%	0%	0%	0%	0%	2-4 Family	2%	1%	1%	1%	1%
Year 2007 origination	10%	9%	9%	9%	9%	Condo	10%	10%	10%	10%	10%
Year 2006 origination	12%	12%	12%	14%	14%	Single Family	87%	88%	88%	88%	87%
Year 2005 origination	19%	20%	19%	17%	17%	Other	1%	1%	1%	1%	2%
Year 2004 origination and earlier	58%	59%	60%	60%	60%

(1) The definition of a conforming loan has significantly changed over time. For all periods shown in this table, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).

(2) Only the loan groups providing direct cash flow to securities we own are included.

THE REDWOOD REVIEW 4TH QUARTER 2009	Table 9A: Residential Prime Securities at Redwood and Underlying Loan Characteristics

Table 9 B: Residential Non-Prime Securities at Redwood and Underlying Loan Characteristics ($ in thousands)

	2009	2009	2009	2009	2008		2009	2009	2009	2009	2008
	Q4	Q3	Q2	Q1	Q4		Q4	Q3	Q2	Q1	Q4
Residential Senior Non-Prime
Principal value	$430,698	$403,675	$396,135	$182,851	$108,871	Southern CA	25%	26%	25%	27%	30%
Unamortized discount	(134,649)	(137,899)	(141,761)	(77,193)	(50,687)	Northern CA	18%	16%	18%	19%	22%
Credit reserve	(13,468)	(10,098)	(16,009)	(4,159)	(3,827)	Florida	8%	9%	9%	10%	10%
Unrealized gain (loss)	32,371	23,322	(7,410)	(27,116)	(11,537)	New York	5%	5%	5%	5%	4%
Fair value	$314,952	$279,000	$230,955	$74,383	$42,820	New Jersey	4%	2%	4%	4%	3%
Fair value / principal value	73%	69%	58%	41%	39%	Arizona	3%	4%	3%	3%	3%
						Virginia	3%	2%	3%	3%	3%
Security Type						Georgia	2%	3%	2%	1%	1%
ARM	$2,015	$-	$-	$-	$-	Texas	2%	2%	2%	1%	1%
Option ARM	26,004	25,747	18,586	17,796	23,820	Illinois	2%	2%	2%	3%	2%
Hybrid	160,494	154,998	158,886	50,616	13,519	Colorado	2%	3%	2%	2%	2%
Fixed	126,439	98,255	53,483	5,971	5,481	Other states	26%	26%	25%	22%	19%
Total fair value	$314,952	$279,000	$230,955	$74,383	$42,820
						Wtd Avg Original LTV	73%	74%	74%	74%	74%
Residential Senior Non-Prime						Original LTV: 0 - 50	5%	5%	5%	5%	5%
Coupon income	$4,000	$4,156	$2,871	$1,251	$879	Original LTV: 50.01 - 60	8%	7%	7%	7%	7%
Discount amortization	4,489	6,357	3,865	2,194	711	Original LTV: 60.01 - 70	19%	17%	17%	18%	19%
Total interest income	$8,489	$10,513	$6,736	$3,445	$1,590	Original LTV: 70.01 - 80	59%	59%	59%	60%	59%
						Original LTV: 80.01 - 90	6%	8%	8%	7%	7%
Average amortized cost	$263,022	$270,353	$168,383	$87,464	$63,050	Original LTV: 90.01 - 100	3%	4%	4%	3%	3%
						Unknown	0%	0%	0%	0%	0%
Coupon income %	6.08%	6.15%	6.82%	5.72%	5.58%
Discount amortization %	6.83%	9.41%	9.18%	10.03%	4.51%	Wtd Avg FICO	712	707	705	705	706
Annualized yield	12.91%	15.55%	16.00%	15.75%	10.09%	FICO: <= 600	1%	2%	2%	2%	3%
						FICO: 601 - 620	2%	2%	3%	3%	3%
Residential Subordinate Non-Prime						FICO: 621 - 640	4%	5%	5%	5%	5%
Principal value	$86,802	$86,802	$230,404	$327,766	$452,327	FICO: 641 - 660	7%	8%	8%	8%	7%
Unamortized discount	(14,863)	(14,863)	(18,846)	(19,512)	(29,092)	FICO: 661 - 680	12%	13%	12%	12%	12%
Credit reserve	(70,806)	(70,806)	(208,839)	(305,422)	(419,194)	FICO: 681 - 700	15%	15%	16%	16%	16%
Unrealized (loss) gain	162	162	473	1,705	3,272	FICO: 701 - 720	15%	14%	14%	14%	14%
Fair value	$1,295	$1,295	$3,192	$4,537	$7,313	FICO: 721 - 740	13%	12%	12%	12%	13%
Fair value / principal value	1%	1%	1%	1%	2%	FICO: 741 - 760	11%	11%	11%	11%	11%
						FICO: 761 - 780	10%	9%	9%	9%	9%
Security Type						FICO: 781 - 800	7%	6%	5%	5%	5%
Option ARM	$1,061	$907	$2,639	$3,618	$5,082	FICO: >= 801	2%	2%	2%	2%	2%
Hybrid	234	293	400	571	1,307	Unknown	1%	1%	1%	1%	0%
Fixed	-	5	153	348	924
Total fair value	$1,295	$1,205	$3,192	$4,537	$7,313	Conforming % (1)	76%	74%	71%	62%	60%
						> $1 MM %	9%	9%	10%	17%	19%
Residential Subordinate Non-Prime
Coupon income	$701	$1,128	$2,318	$5,779	$4,503	2nd Home %	5%	5%	5%	7%	7%
(Premium) discount amortization	(342)	143	(703)	553	780	Investment Home %	9%	8%	8%	7%	7%
Total interest income	$359	$1,271	$1,615	$6,332	$5,283

Average amortized cost	$1,377	$2,218	$2,767	$3,450	$4,105	Purchase	40%	40%	41%	37%	35%
						Cash Out Refi	42%	42%	42%	44%	46%
Coupon income %	203.65%	203.50%	335.10%	670.16%	438.78%	Rate-Term Refi	17%	17%	16%	19%	19%
Discount (premium) amortization %	-99.42%	25.74%	-101.60%	64.12%	76.00%	Construction	0%	0%	0%	0%	0%
Annualized yield	104.23%	229.25%	233.50%	734.28%	514.79%	Other	1%	1%	1%	0%	0%

Underlying Non-Prime Loan Characteristics						Full Doc	34%	34%	32%	27%	24%
						No Doc	2%	2%	2%	6%	4%
Number of loans	73,102	73,970	71,041	64,541	88,331	Other Doc (Lim, Red, Stated, etc)	62%	62%	64%	66%	71%
Total loan face	$20,445,051	$21,588,255	$22,498,418	$24,833,600	$36,262,301	Unknown/Not Categorized	2%	2%	2%	1%	1%
Average loan size	$280	$292	$317	$385	$411
						2-4 Family	5%	5%	5%	4%	4%
Year 2008 origination	0%	0%	0%	0%	0%	Condo	9%	9%	9%	10%	10%
Year 2007 origination	11%	22%	23%	36%	33%	Single Family	86%	86%	86%	85%	86%
Year 2006 origination	5%	8%	8%	12%	22%	Other	0%	0%	0%	1%	0%
Year 2005 origination	47%	36%	34%	27%	28%
Year 2004 origination and earlier	37%	34%	35%	25%	17%

(1) The definition of a conforming loan has significantly changed over time. For all periods shown in this table, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).

(2) Only the loan groups providing direct cash flow to securities we own are included.

THE REDWOOD REVIEW 4TH QUARTER 2009	Table 9B: Residential Non-Prime Securities at Redwood and Underlying Loan Characteristics	59

Table 10: Residential Real Estate Loan Characteristics ($ in thousands) (1)	60

	2009	2009	2009	2009	2008	2008	2008	2008	2007
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4

Residential loans	$3,733,173	$3,827,086	$3,952,147	$4,523,877	$4,617,269	$6,070,083	$6,322,868	$6,702,726	$7,106,018
Number of loans	12,930	13,232	13,648	14,880	15,203	18,037	18,706	19,801	21,000
Average loan size	$289	$289	$290	$304	$304	$337	$338	$339	$338

Adjustable %	95%	95%	95%	85%	85%	67%	67%	67%	68%
Hybrid %	5%	5%	5%	15%	15%	33%	33%	33%	32%
Fixed %	0%	0%	0%	0%	0%	0%	0%	0%	0%

Amortizing %	3%	3%	3%	4%	4%	5%	5%	5%	5%
Interest-only %	97%	97%	97%	96%	96%	95%	95%	95%	95%
Negatively amortizing %	0%	0%	0%	0%	0%	0%	0%	0%	0%

Florida	14%	14%	14%	13%	13%	13%	13%	13%	13%
Southern California	11%	11%	11%	12%	12%	15%	15%	15%	14%
Northern California	8%	8%	8%	9%	9%	11%	11%	11%	10%
New York	7%	7%	7%	6%	6%	6%	6%	6%	6%
Georgia	5%	5%	5%	5%	5%	4%	4%	4%	4%
New Jersey	5%	4%	4%	4%	4%	4%	4%	4%	4%
Texas	5%	5%	5%	5%	5%	4%	4%	4%	5%
Colorado	4%	4%	4%	4%	4%	3%	3%	3%	3%
Virginia	3%	3%	3%	3%	3%	3%	3%	3%	3%
Arizona	2%	3%	3%	3%	3%	3%	3%	3%	4%
Illinois	2%	2%	2%	3%	3%	3%	3%	3%	3%
Other states	34%	34%	34%	33%	33%	31%	30%	30%	31%

Year 2008 origination	0%	0%	0%	0%	0%	0%	0%	0%	0%
Year 2007 origination	2%	2%	2%	2%	2%	13%	13%	13%	13%
Year 2006 origination	6%	5%	5%	15%	15%	21%	21%	20%	20%
Year 2005 origination	4%	4%	4%	4%	4%	5%	5%	5%	5%
Year 2004 origination or earlier	88%	89%	89%	79%	79%	61%	61%	62%	62%

Wtd Avg Original LTV	67%	67%	67%	68%	68%	69%	69%	69%	69%
Original LTV: 0 - 50	18%	18%	18%	17%	17%	15%	15%	15%	15%
Original LTV: 50 - 60	11%	11%	11%	11%	11%	11%	11%	11%	11%
Original LTV: 60 - 70	20%	20%	20%	19%	19%	19%	19%	19%	19%
Original LTV: 70 - 80	43%	43%	43%	46%	46%	49%	49%	49%	48%
Original LTV: 80 - 90	2%	2%	2%	2%	2%	2%	2%	2%	2%
Original LTV: 90 - 100	6%	6%	6%	5%	5%	4%	4%	4%	5%

Wtg Avg FICO	730	730	731	731	732	732	732	732	732
FICO: <= 600	1%	1%	1%	1%	1%	1%	1%	1%	1%
FICO: 601 -620	1%	1%	1%	1%	1%	1%	1%	1%	1%
FICO: 621 - 640	2%	2%	2%	2%	2%	1%	1%	2%	1%
FICO: 641 -660	4%	4%	4%	4%	4%	3%	3%	3%	3%
FICO: 661 - 680	8%	8%	8%	7%	7%	7%	8%	7%	7%
FICO: 681 - 700	12%	12%	12%	12%	12%	12%	12%	12%	12%
FICO: 701 - 720	13%	13%	14%	13%	13%	13%	14%	13%	14%
FICO: 721 - 740	13%	13%	13%	13%	13%	13%	14%	13%	13%
FICO: 741 - 760	14%	14%	14%	15%	15%	15%	15%	15%	15%
FICO: 761 - 780	16%	16%	16%	17%	17%	17%	17%	17%	17%
FICO: 781 - 800	12%	12%	12%	12%	12%	13%	13%	13%	13%
FICO: >= 801	4%	4%	3%	3%	3%	4%	4%	4%	3%

Conforming % (2)	56%	56%	56%	55%	52%	34%	33%	34%	34%
% balance in loans > $1mm per loan	16%	16%	16%	14%	14%	15%	15%	15%	15%

2nd home %	12%	12%	12%	11%	11%	11%	11%	11%	11%
Investment home %	4%	4%	4%	3%	3%	3%	3%	3%	3%

Purchase	31%	31%	31%	34%	34%	36%	36%	36%	36%
Cash out refinance	36%	36%	35%	34%	34%	32%	32%	32%	32%
Rate-term refinance	31%	31%	32%	31%	31%	30%	30%	30%	30%
Other	2%	2%	2%	1%	1%	2%	2%	2%	2%

(1) This table presents characteristics of residential real estate loans held by consolidated Sequoia entities.
(2) The definition of a conforming loan has significantly changed over time. For all periods shown in this table, the conforming loan definition available during the corresponding period was used. For December 31, 2009, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).

THE REDWOOD REVIEW 4TH QUARTER 2009	Table 10: Residential Real Estate Loan Characteristics

Redwood Trust Corporate Information

EXECUTIVE OFFICERS:

George E. Bull, III
Chairman of the Board and
Chief Executive Officer

Martin S. Hughes
President, Chief Financial Officer,
and Co-Chief Operating Officer

Brett D. Nicholas
Chief Investment Officer and
Co-Chief Operating Officer

Harold F. Zagunis
Chief Risk Officer and
Managing Director

STOCK LISTING:
The Company’s common stock is traded
on the New York Stock Exchange under
the symbol RWT

CORPORATE HEADQUARTERS:
One Belvedere Place, Suite 300
Mill Valley, California 94941
Telephone: (415) 389-7373

NEW YORK OFFICE:
245 Park Avenue, 39th Floor
New York, New York 10167
Telephone: (212) 792-4209

INVESTOR RELATIONS:
Mike McMahon
Managing Director
Paula Kwok
Assistant Vice President
Investor Relations Hotline: (866) 269-4976
Email: investorrelations@redwoodtrust.com

GRAPHIC DESIGN:
Emily Spoon

DIRECTORS:

George E. Bull, III
Chairman of the Board and
Chief Executive Officer

Richard D. Baum
Former Chief Deputy Insurance
Commissioner for the State of California

Thomas C. Brown
COO, McGuire Real Estate and
Principal Shareholder, Urban Bay Properties, Inc.

Mariann Byerwalter
Chairman, JDN Corporate Advisory LLC

Douglas B. Hansen
Private Investor

Greg H. Kubicek
President, The Holt Group, Inc.

Jeffrey T. Pero
Retired Partner, Latham & Watkins LLP

Georganne C. Proctor
Executive Vice President Chief Financial Officer,
and Chief Integration Officer, TIAA-CREF

Charles J. Toeniskoetter
Chairman, Toeniskoetter & Breeding, Inc. Development
Chairman & CEO, Toeniskoetter Construction, Inc.

David L. Tyler
Private Investor

TRANSFER AGENT:
Computershare
2 North LaSalle Street
Chicago, IL 60602
Telephone: (888) 472-1955

For more information about Redwood Trust, please visit our website at: www.redwoodtrust.com